Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and among

FOSSIL INC.,

FOSSIL EUROPE B.V.,

FOSSIL (EAST) LIMITED,

SKAGEN DESIGNS, LTD.,

SKAGEN DESIGNS LIMITED,

THE SECURITYHOLDERS OF SKAGEN DESIGNS, LTD., SKAGEN DESIGNS

HOLDING A/S, and SKAGEN DESIGNS LIMITED,

AND

THE REPRESENTATIVE

Dated as of January 9, 2012

i

(continued)

(continued)

(continued)

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of January 9, 2012 (this “Agreement”), by and among Fossil Inc., a Delaware corporation (“Parent”), Fossil Europe B.V., a company incorporated under the laws of the Netherlands (“Fossil Europe”), Fossil (East) Limited, a company organized under the laws of Hong Kong (“Fossil HK” and together with Parent and Fossil Europe, “Buyers”), Skagen Designs, Ltd., a Nevada corporation (“Skagen US”), Skagen Designs Limited, a private company limited by shares under the laws of Hong Kong (“Skagen HK”), the securityholders of the Companies (as defined below) listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”) and Charlotte K. Jorst, a citizen of the United States of America, solely in her capacity as the Representative (the “Representative”). Capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 10.17 of this Agreement or in the section of this Agreement to which such term is cross-referenced in Section 10.17 of this Agreement.

A. The Companies engage in the business of manufacturing, marketing and selling watches, jewelry, sunglasses and clocks in the affordable and lifestyle, fashion and design segments of the industry globally (collectively, the “Business”);

B. Sellers, collectively, own, beneficially and of record, all of the issued and outstanding capital stock of Skagen US, Skagen HK and Skagen Designs Holding A/S, a company organized under the laws of Denmark (“Skagen Europe” and together with Skagen US and Skagen HK, each a “Company” and collectively, the “Companies”);

C. Each Seller owns, beneficially and of record, the number of issued and outstanding shares of capital stock in each of the Companies set forth opposite the name of such Seller on Schedule A attached hereto;

D. Each Seller desires to sell to the applicable Buyer, and such Buyer desires to purchase from each applicable Seller, all issued and outstanding shares of the capital stock of the respective Companies owned by each respective Seller (collectively, the “Purchased Stock”);

E. Concurrently with the execution and delivery of this Agreement, each of the Key Employees has executed and delivered to Parent (or an Affiliate of Parent or the Companies) an Employment, Noncompetition and Nonsolicitation Agreement, in the forms attached hereto as Exhibits B-1, B-2 and B-3;

F. Prior to or concurrently with the execution and delivery of this Agreement, Albrechtslund and Skagen HK shall have (i) entered into a termination and waiver to the Albrechtslund Employment Agreement, in form and substance satisfactory Parent, and (ii) entered into the Albrechtslund Amendment, which shall (a) supersede in all respects that certain Addendum to the Albrechtslund Employment Agreement, dated as of October 27, 2011 and (b) set forth the rights and obligations of the parties thereto with respect to the payment of the Albrechtslund Bonus Amount; and

E. The parties hereto are entering into this Agreement to provide for the sale and purchase of the Purchased Stock and to make certain representations, warranties and covenants and to prescribe certain conditions to such transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE OF PURCHASED STOCK

1.1 Purchase of Purchased Stock. At the Closing, each Seller shall sell, transfer, assign and deliver to the applicable Buyer the Purchased Stock of each Company owned by such Seller, free and clear of any and all Liens, and each Buyer shall purchase from each Seller the applicable Purchased Stock of each Company, on the terms and subject to the conditions set forth in this Agreement and as set forth on Schedule A attached hereto.

1.2 Consideration. As consideration in full for the acquisition of the Purchased Stock from Sellers at the Closing, Buyers shall pay to Sellers the following consideration (collectively, the “Purchase Price”):

(a) the aggregate sum of $225,000,000 in cash (the “Cash Purchase Price”), as such sum may be adjusted pursuant to Section 1.3 below. The Cash Purchase Price will be paid as follows:

(i) subject to Section 1.3 below, an amount equal to the Cash Purchase Price minus (i) the Escrow Amount, minus (ii) any Transaction Expenses that are unpaid at the Closing, minus (iii) any amounts set forth in the Third Party Payoff Letters (the “Initial Payment Amount”), will be paid at Closing by wire transfer of immediately available funds to the account(s) and Persons specified in Schedule 1.2(a), which Parent and the Representative shall agree upon prior to the Closing (the “Flow of Funds Memorandum”); and

(ii) $20,000,000 of the Cash Purchase Price (the “Escrow Amount”) will be wired at Closing to the Escrow Agent to the account(s) specified in the Escrow Agreement to be retained by the Escrow Agent pursuant to Section 7.7 below and the Escrow Agreement as security for the indemnification obligations of Sellers under Article VII.

(b) 150,000 shares (the “Purchase Price Shares”) of Parent common stock, par value $0.01 per share (“Parent Common Stock”), free and clear of any and all Liens, subject to the restrictions set forth in Section 1.7 and all applicable securities Laws; plus

(c) up to 100,000 shares of Parent Common Stock (the “Earnout Shares”) as set forth in Section 1.4 below, which shall be issued, if issuable, within sixty days after the last day of the Earnout Period, subject to adjustment in accordance with Section 1.2(c) and 1.4(a) (the “Earnout Common Stock Issuance Date”), to the extent earned, free and clear of any and all Liens, subject to the restrictions set forth in Section 1.7 and all applicable securities Laws. Notwithstanding the foregoing, as set forth in the Albrechtslund Parent Employment Agreement, if Albrechtslund is employed by Parent or its Subsidiaries as of the Earnout Common Stock Issuance Date, (A) a cash payment in an amount equal to the product of (x) 1% of the Earnout Shares earned in accordance with Section 1.4(a) and otherwise issuable to Skagen US Sellers and (y) the closing price of the Parent Common Stock on the last trading day immediately prior to the Earnout Common Stock Issuance Date shall be paid to Mr. Steen Albrechtslund in accordance with the Albrechtslund Parent Employment Agreement and (B) the aggregate number of Earnout Shares issuable to Skagen US Sellers shall be reduced by 1%.

(d) Recapitalization. In the event that, subsequent to the date of this Agreement but prior to the Earnout Common Stock Issuance Date (the “Earnout Period”), the outstanding shares of Parent Common Stock, including all shares of Parent Common Stock held as treasury stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, share dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), share split, reverse share split, or other like changes in Parent’s capitalization, or a record date during the Earnout Period has been established by Parent in regard to any of the foregoing, the number of Earnout Shares shall be appropriately adjusted. Notwithstanding the foregoing, Sellers acknowledge that Parent currently and from time to time purchases shares of Parent Common Stock as part of a share repurchase program and such share repurchases shall not be deemed to be a recapitalization for purposes of this Section 1.2(d) or in any way trigger any adjustment to the number of the Earnout Shares.

(e) Cash Dividends. To the extent that any Earnout Shares are earned pursuant to Section 1.4, in the event that between the last Business Day of the Earnout Period and the Earnout Common Stock Issuance Date Parent distributes to all or substantially all holders of Parent Common Stock any cash dividends, Parent shall distribute to the Skagen US Sellers an amount, with respect to each Earnout Share earned pursuant to Section 1.4, in cash (without interest) equal to the cash dividends distributed on an outstanding share of Parent Common Stock during such period.

1.3 Cash Purchase Price Adjustment.

(a) The Companies shall deliver to Buyers a consolidated, estimated balance sheet prepared in good faith in accordance with United States Generally Accepted Accounting Principles (“GAAP”) for the Companies with each asset and liability valued and listed in reasonable detail on a line-by-line basis as of the beginning of business on the Closing Date prepared consistent with the Companies’ prior calculation and presentation of such assets and liabilities to the extent applicable (the “Preliminary Closing Balance Sheet”) at least three days prior to the Closing Date. The Cash Purchase Price, as adjusted pursuant to this Section 1.3(a) and (if applicable) Section 1.3(c), shall be referred to as the “Adjusted Cash Purchase Price.”

(i) If the Working Capital on the Preliminary Closing Balance Sheet (the “Preliminary Working Capital”), which shall solely for purposes of the determination of the amount of the Preliminary Working Capital assume that the Companies and Company Subsidiaries are free of surplus cash and all indebtedness, is (A) equal to $26,500,000 (“Target Working Capital”), (B) greater than Target Working Capital by an amount no more than $250,000, or (C) less than Target Working Capital by an amount less than $250,000, then, in each case, there shall be no adjustment to the Cash Purchase Price at Closing.

(ii) If the Preliminary Working Capital is greater than Target Working Capital, plus $250,000, then the Cash Purchase Price shall be increased by an amount equal to (A) the Preliminary Working Capital, less (B) Target Working Capital.

(iii) If the Preliminary Working Capital is less than Target Working Capital by an amount equal to or in excess of $250,000, then the Cash Purchase Price shall be reduced by an amount equal to (A) Target Working Capital, less (B) the Preliminary Working Capital.

(b) Parent shall have the right during the 90-day period after the Closing Date to review and audit the Preliminary Closing Balance Sheet and all underlying matters, including, all financial statements and assets and liabilities related thereto, and to examine and review all records and work papers and other supporting documents used to prepare such Preliminary Closing Balance Sheet. Parent shall notify the Representative in writing, on or before the last day of the 90-day period after the Closing Date (the “Closing Balance Sheet Dispute Deadline”), of any objections to the Preliminary Closing Balance Sheet (the “Closing Balance Sheet Dispute Notice”), which written notice shall specify the nature of any objections and the basis therefor in reasonable detail (it being understood and agreed that any component in the Preliminary Closing Balance Sheet that is not the subject of such written objection notice, or affected thereby, by the Closing Balance Sheet Dispute Deadline shall be final and binding on the parties). If Parent does not deliver a Closing Balance Sheet Dispute Notice on or prior to the Closing Balance Sheet Dispute Deadline, the Preliminary Closing Balance Sheet shall deemed to be accepted by Buyers and shall become final (the “Final Closing Balance Sheet”), together with the Adjusted Cash Purchase Price.

(c) If Parent objects to any line items set forth on the Preliminary Closing Balance Sheet, the parties shall attempt to resolve any such objections within 30-days of receipt by the Representative of any such Closing Balance Sheet Dispute Notice. If the parties are unable to resolve the matter within such 30-day period, Parent and the Representative shall jointly appoint an impartial internationally recognized independent certified public accounting firm that is not at such time (and has not within the prior 12-month period prior to such time been) engaged by any of the parties or their respective Affiliates (the “Impartial Accounting Firm”) mutually acceptable to the parties (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within five days after the end of such 30-day period to resolve any such remaining matters. Any such resolution shall be conclusive and binding on the parties and the fees of the Impartial Accounting Firm shall be borne equally (and paid directly) by Parent, on the one hand, and the Sellers, on the other hand.

The parties shall, and shall cause their respective representatives to, reasonably cooperate with the Impartial Accounting Firm and shall instruct the Impartial Accounting Firm to reach its conclusion regarding the disputed matters (and only such disputed matters) and to declare a Final Closing Balance Sheet within 30 days of its appointment to settle the dispute. Notwithstanding anything in this Agreement to the contrary, the Impartial Accounting Firm may not in making its determination pursuant to this Section 1.3(c) determine that the amount of a line item is (i) with respect to an asset, less than the value set forth in Parent’s Closing Balance Sheet Dispute Notice or more than the value set forth in the Preliminary Closing Balance Statement or (ii) with respect to a liability, less than the amount set forth in the Preliminary Closing Balance Statement or more than the amount set forth in Parent’s Closing Balance Sheet Dispute Notice, as applicable.

(d) Upon receipt of the Impartial Accounting Firm’s conclusions, the Preliminary Closing Balance Sheet shall be adjusted to reflect such conclusions and shall be deemed to be the Final Closing Balance Sheet and to be irrevocably accepted by Buyers, the Companies and the Sellers.

(e) If the Working Capital on the Final Closing Balance Sheet (the “Final Working Capital”) is an amount different than the Working Capital on the Preliminary Closing Balance Sheet, then the Adjusted Cash Purchase Price shall be determined in accordance with Section 1.3(a), except that (x) the Final Working Capital shall be used for purposes of such calculation in lieu of the Preliminary Working Capital and (y) only to the extent that there was any surplus cash and/or indebtedness remaining in the Companies or Company Subsidiaries immediately after Closing, the determination of the Final Working Capital shall not give effect to the assumption specified in Section 1.3(a)(i) that the Companies and Company Subsidiaries are free of surplus cash and all indebtedness (the Adjusted Cash Purchase Price determined pursuant to this Section 1.3(e), shall be referred to as the “Final Adjusted Cash Purchase Price”).

(i) In the event that the Final Adjusted Cash Purchase Price is less than the Adjusted Cash Purchase Price (as determined pursuant to Section 1.3(a)), (I) Parent and the Representative shall cause the Escrow Agent to deliver to Parent funds in an amount (up to, but not exceeding, $1,000,000) equal to (A) the Adjusted Cash Purchase Price (as determined pursuant to Section 1.3(a)), minus (B) the Final Adjusted Cash Purchase Price (such amount, the “Aggregate Working Capital Payment Amount”), to the account specified in writing to the Representative by Parent within five Business Days of the date of the Final Closing Balance Sheet, and (II) to the extent the Aggregate Working Capital Payment Amount is in excess of $1,000,000, the Representative shall deliver to Parent by wire transfer to the account specified in writing to the Representative by Parent, immediately available funds, in an amount equal to (A) the Aggregate Working Capital Payment Amount, minus (B) $1,000,000 within five Business Days of the date of the Final Closing Balance Sheet.

(ii) In the event that the Final Adjusted Cash Purchase Price is greater than the Adjusted Cash Purchase Price (as determined pursuant to Section 1.3(a)), Parent shall deliver funds in an amount equal to (A) the Final Adjusted Cash Purchase Price, minus (B) the Adjusted Cash Purchase Price (as determined pursuant to Section 1.3(a)), to the account specified in Schedule 1.2(a) for Skagen US Sellers within five Business Days of the date of the Final Closing Balance Sheet.

1.4 Earnout.

(a) If Parent’s aggregate Net Sales derived from the sale or distribution of Skagen-branded products (including all corporate/private label related brands other than “Grenen”) for the Earnout Period calculated in accordance with GAAP and as reflected in the Parent’s financial statements for such Earnout Period (such twelve-month period, the “Earnout Period Net Sales”), are equal to or greater than $155,000,000 but less than $160,000,000, then Parent shall issue 50,000 Earnout Shares to Skagen US Sellers in accordance with Section 1.2(c). If Earnout Period Net Sales are equal to or greater than $160,000,000 but less than $165,000,000, then Parent shall issue 75,000 Earnout Shares to Skagen US Sellers in accordance with Section 1.2(c). If Earnout Period Net Sales are equal to or greater than $165,000,000, then Parent shall issue 100,000 Earnout Shares to Skagen US Sellers in accordance with Section 1.2(c). The Earnout Shares set forth above shall not be additive. For example, and not by way of limitation, if Earnout Period Net Sales are US$170,000,000, the number of Earnout Shares shall be 100,000. The Earnout Shares shall be subject to the same restrictions as the Purchase Price Shares. For purposes hereof, the term “Net Sales” means, without duplication, for any period, the amount of all Skagen-branded products (including all corporate/private label related brands other than “Grenen”) sold (determined on the basis of the aggregate invoice price for such products, subject to adjustment in the manner set forth below in this definition) by Parent and its Subsidiaries for such period, less the related amount of any product returns, and further reduced by any markdowns, non-invoice related pricing discounts, rebates, promotions, coupons and similar items of such products, calculated in accordance with GAAP consistently applied throughout such specified period.

(b) Sellers acknowledge and agree that (i) upon the Closing, Buyers have the right to operate the Companies and the Business (and all other components of Buyers’ business) as Parent deems appropriate in Parent’s sole discretion, (ii) Buyers have no obligation to operate the Companies or the Business (or any other component of Buyers’ business) in a manner designed specifically to achieve the Earnout Period Net Sales standards set forth in Section 1.4(a) above, (iii) Buyers are not obligated to operate the Companies or the Business in the manner in which Sellers operated the Companies and the Business prior to the Closing Date, (iv) none of Buyers nor their respective Affiliates are under any obligation to continue to serve any customer or distributor or to develop any new products derived from the Skagen-branded products after the Closing Date (and Buyers may offer Skagen-branded products to any customer or distributor or prospective customer or distributor for trial or promotional purposes, the value of which will not be credited to Earnout Period Net Sales to the extent no proceeds are paid by such customer, distributor or prospective customer or distributor), (v) the potential payment of any Earnout Shares described in this Section 1.4 is speculative and subject to numerous factors outside the control of Buyers, (vi) Buyers owe no fiduciary duty or express or implied duty to any Seller, including no implied duty of good faith and fair dealing, other than any duties to Sellers expressly set forth in this Agreement, and (vii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship. Notwithstanding the foregoing provisions of this Section 1.4(b), Parent shall not, and shall cause its Subsidiaries not to, intentionally and knowingly take, or intentionally and knowingly not take, any action or series of actions for which the primary goal of Parent or the applicable Subsidiary (at the time the action is taken or not taken) is reducing, in bad faith, Earnout Period Net Sales and the number of Earnout Shares that will become payable hereunder.

(c) Notwithstanding anything to the contrary in this Agreement, the right of Skagen US Sellers under this Section 1.4 to receive any amount of Earnout Shares (A) is a non-transferable contract right (and is not a security (and shall confer upon Skagen US Sellers only the rights of a general unsecured creditor)); (B) will not be represented by any form of certificate or instrument; (C) except as expressly contemplated in Section 1.2, does not give Skagen US Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other similar rights; (D) is not redeemable; and (E) shall not be transferred or assigned to any other Person.

(d) Within two Business Days after the Earnout Common Stock Issuance Date, Parent shall provide written notice to the Representative of the Earnout Period Net Sales, which notice shall (i) be certified by an officer of Parent and (ii) be accompanied by reasonable supporting details (including a general ledger and trial balance) and calculations of the Earnout Period Net Sales. Parent shall provide the Representative (and its representatives) with such information and access to Parent’s employees and representatives as the Representative may reasonably request in order for the Representative to review such calculations.

1.5 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Stock will take place at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, or via overnight courier, facsimile or portable document format (pdf), as agreed by the parties, at 10:00 a.m. local time on the date that is two Business Days after the day on which the last of the conditions to the obligations of the parties hereto set forth in Sections 6.1and 6.2 (other than those that by their nature are to be satisfied at the Closing) shall have been satisfied or waived, or at such other date, time and place as is mutually agreed among the parties (such date and time of closing being herein called the “Closing Date”); provided, that, the Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.6 Closing Deliveries. At the Closing:

(a) subject to Section 1.3, Buyers will pay to the Representative (on behalf of Sellers, to be distributed by the Representative to the respective Sellers in accordance with the Seller allocation percentages set forth on Schedule A and to the account(s) specified in Schedule 1.2(a)), the Initial Payment Amount and Parent will deliver, or cause to be delivered, to the Representative (on behalf of Sellers, to be distributed by the Representative to the respective Sellers in accordance with the Seller allocation percentages set forth on Schedule A and to the account(s) specified in Schedule 1.2(a)), the Purchase Price Shares, either in certificated form or by book-entry with Parent’s transfer agent as determined by Parent in its reasonable discretion, in accordance with Section 1.2(b);

(b) Buyers will deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.2(a)(ii) above;

(c) Buyers will deliver out of the Adjusted Cash Purchase Price directly to the payee such amounts set forth in the Payoff Letters as delivered to Buyers by Sellers in accordance with Section 1.6(o) below;

(d) Sellers will deliver to Parent (as representative of the Buyers) copies of releases from each of the Companies’ officers and directors set forth on Schedule 1.6(d) substantially in the form attached hereto as Exhibit A;

(e) Sellers will deliver to Parent (as representative of the Buyers) duly signed resignation letters, effective as of the Closing, of all directors of their position as a director (and, if requested by Parent (as representative of the Buyers) in writing at least five Business Days prior to the Closing Date, of officers of their position as an officer) of the Companies; provided, however, that no such resignation by any individual shall be deemed to be a resignation from employment with a Company if such individual is so employed;

(f) Sellers will deliver to Buyers the original share certificates from Sellers representing the Purchased Stock, duly endorsed in blank or accompanied by transfer powers and with all requisite transfer tax stamps attached and otherwise sufficient to transfer the Purchased Stock (or, in the case of Skagen HK, (x) such original share certificates shall be accompanied by the Instrument of Transfer and Bought and Sold Notes relating to the same duly executed by the applicable Seller and (y) any applicable stamp duties applicable to the transfer of the Skagen HK Shares shall be paid by Fossil HK following the Closing in accordance with applicable law) to Parent, Fossil Europe or Fossil HK, as the case may be, free and clear of all Liens (which certificates, following the Closing, will be cancelled by the Companies and reissued to Parent, Fossil Europe or Fossil HK, as the case may be, to represent the Purchased Stock); provided that in the case of Skagen Europe, no certificates shall be delivered and such transfer shall be effectuated by registering such transfer on the share ledger of Skagen Europe (such that following such registration, Fossil Europe (or its assignee) shall be the sole record holder of all issued and outstanding capital stock in Skagen Europe);

(g) [Intentionally Deleted];

(h) Sellers will deliver to Parent (as representative of the Buyers) (i) a Certificate of Good Standing for Skagen US and for each Company Subsidiary that is incorporated in the U.S., in each case, issued by the Secretary of State or comparable Governmental Body for each jurisdiction of incorporation and for each state in which Skagen US or any Company Subsidiary that is incorporated in the U.S. is qualified to do business as a foreign entity, (ii) a Certificate of Continuing Registration for Skagen HK, and (iii) an excerpt from the official companies’ register in Denmark containing no remark of the company being under liquidation or insolvency proceedings with respect to Skagen Europe or any Company Subsidiary that is incorporated in the Kingdom of Denmark, in each case, dated not more than five Business Day prior to the Closing Date;

(i) Each Employment, Noncompetition and Nonsolicitation Agreement with a Key Employee entered into concurrently with or prior to the execution and delivery of this Agreement shall be in full force and effect (subject to applicable law and other than as a result of any termination by Parent or any of its Subsidiaries);

(j) Sellers will deliver to Parent (as representative of the Buyers) the Third Party Payoff Letters;

(k) Parent (as representative of the Buyers) will have received certificates signed by each Seller and, on behalf of each Seller that is a trust, the duly appointed trustee of such Seller (in its capacity as such) certifying as to the matters set forth in Section 6.1(a) and Section 6.1(b) below substantially in the form of Exhibit C to this Agreement;

(l) each of the Companies will deliver to Parent (as representative of the Buyers) a certificate of its secretary (or other officer), substantially in the form of Exhibit D to this Agreement;

(m) each of the Companies party to this Agreement will deliver to Parent (as representative of the Buyers) a certificate of its chief executive officer and chief financial officer, substantially in the form of Exhibit E to this Agreement;

(n) Sellers will execute and deliver to Parent (as representative of the Buyers) such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Parent (as representative of the Buyers) as reasonably requested by Parent (as representative of the Buyers) in order to convey to Buyers all right, title and interest in and to the Purchased Stock in the manner provided for in this Agreement;

(o) Sellers will deliver to Parent (as representative of the Buyers) a letter from each Seller or its affiliate that has any outstanding loans to any Company, confirming the satisfaction of any indebtedness, obligation or other liability owing from the Companies and the Company Subsidiaries to such lender (such letters together with the Third Party Payoff Letters, collectively, the “Payoff Letters”);

(p) Skagen US will deliver to Parent (as representative of the Buyers) a FIRPTA Statement certifying that Skagen US is not a “foreign person,” “foreign state,” “foreign corporation” or “foreign partnership” or any other foreign entity as such terms are defined in Section 1445 of the Code and the income tax regulations promulgated thereunder;

(q) Sellers will deliver two copies of a DVD (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the virtual datasite hosted by the Companies as of the Closing;

(r) Parent (as representative of the Buyers), the Representative and the Escrow Agent each will execute and deliver to the other parties thereto, the Escrow Agreement (as defined below);

(s) Buyers will deliver the unpaid Transaction Expenses out of the Adjusted Cash Purchase Price by wire transfer of immediately available funds to the accounts for each such payee; provided, that such wire transfer instructions are provided to Parent at least 3 Business Days in advance of the Closing;

(t) Sellers will deliver to Parent (as representative of the Buyers) evidence, reasonably satisfactory to Parent, that the Albrechtslund Bonus Amount has been paid at least one day prior to Closing and the Albrechtslund Employment Agreement is terminated and of no further force and effect as of the Closing; and

(u) Sellers and Buyers will execute and deliver the documents expressly required to be delivered by each of them pursuant to Article VI.

1.7 Restrictions on Purchase Price Shares and Earnout Shares. The Companies, the Sellers and the Representative hereby acknowledge and agree as follows:

(a) The Parent Common Stock acquired by such Seller shall be subject to the restrictions of Parent’s Insider Trading Policy and all applicable United States securities trading laws and regulations.

(b) Until the Parent Common Stock issued hereunder is eligible for resale under Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), all certificates representing Parent Common Stock, or any book entry or Depository Trust Company entry, if permissible, representing any or all of such shares of Parent Common Stock, issued hereunder shall bear the following legend (or a substantially similar legend) and the transfer agent for the Parent Common Stock shall be instructed to so legend such shares of Parent Common Stock:

“The shares of common stock, par value $0.01 per share, of Fossil, Inc. have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or there is presented to Fossil, Inc. an opinion of counsel reasonably satisfactory to Fossil, Inc. to the effect that registration is not required in connection with such sale or disposition.”

(c) Without limiting any obligation of any Seller under any applicable Law, rule or regulation, each Seller hereby agrees not to sell, offer for sale, contract or grant any option to sell (including without limitation any short-sale), pledge, transfer, establish a “put-equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise transfer, hypothecate or dispose of any of the Parent Common Stock received as (i) Purchase Price Shares during the period commencing on the Closing and ending on the day after the six-month anniversary of the Closing or (ii) Earnout Shares, if any, during the period commencing on the Parent Common Stock Issue Date and ending on the day after the six-month anniversary of the Parent Common Stock Issue Date.

(d) Promptly following any shares of the Parent Common Stock issued hereunder becoming eligible for resale under Rule 144, or any successor provision thereto and after the holding period set forth in Section 1.7(c), Parent, upon written request from each Seller, shall remove, or shall cause the removal of, all restrictive legends on such shares of the Parent Common Stock (including the legend specified in Section 1.7(b)).

1.8 Allocation of Purchase Price. The Purchase Price shall be allocated for all purposes (including Tax purposes) in accordance with the methodology set forth in Schedule B hereto (the “Purchase Price Allocation”) and such final determination shall be made by the mutual agreement of Parent and the Representative, subject to applicable Laws and approval by Parent’s independent auditor and valuation expert, within 120 days after the Closing; provided, that Buyers and Sellers agree that such determination shall be based upon each of Skagen Europe and Skagen HK being allocated a portion of the Purchase Price equal to the book value of such entity and the remainder of the Purchase Price being allocated to Skagen US. Unless prohibited by applicable Laws, each of the parties hereto will not take a position on any Tax Return, before any Governmental Body charged with the collection of any Tax, or in any action or Litigation, that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing consistent with such allocation with the IRS. The Purchase Price Allocation derived by Parent in accordance with this Section 1.8 shall be binding on each Seller and each Buyer for all Tax reporting purposes. For the avoidance of doubt, the calculations set forth on Schedule B hereto are for illustration and example purposes only and to evidence the methodology regarding the calculation of such Purchase Price Allocation and Parent shall deliver an updated Schedule B consistent with such methodology and based upon the Preliminary Closing Balance Sheet prior to Closing.

1.9 Sections 338(h)(10) and 338(g) Tax Election.

(a) At Parent’s option, each Seller shall join with Buyers in making an election (i) under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax law) (collectively, a “§338(h)(10) Election”) or (ii) under Code §338(g) (and any corresponding election under state, local and foreign Tax law) (collectively, a “§338(g) Election”) with respect to the purchase and sale of the Purchased Stock hereunder. The Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election or §338(g) Election in their Tax returns to the extent required by applicable law.

(b) With respect to making the §338(h)(10) Election or the §338(g) Election, Parent shall prepare an initial draft of IRS Form 8883 in accordance with the rules of Section 1060 of the Code, and the regulations promulgated thereunder, and shall deliver such initial draft to the Representative, who shall within 60 days thereafter provide to Parent the Representative’s suggested revisions thereto. Parent shall, within an additional 60 days thereafter, finalize such IRS Form 8883, including the Representative’s comments, as Parent reasonably deems appropriate. Parent and each Seller shall attach such IRS Form 8883 to their respective tax returns for the tax year in which the Closing Date occurs, and to the extent that the Purchase Price is adjusted, revise and amend the allocation Schedule and IRS Form 8883 as necessary. Parent will file IRS Form 8023, which shall be completed in accordance with the §338(h)(10) Purchase Price Allocation, within the time period required by applicable Laws and each Seller shall cooperate with Parent and complete, execute and file any forms or documents necessary for such §338(h)(10) Election to be properly made.

1.10 Further Assurances. At or after the Closing, and without further consideration, each Seller shall execute and deliver to Buyers such further instruments of conveyance and transfer as any Buyer may reasonably request in order to fully convey and transfer the Purchased Stock to Buyers and to put Buyers in operational control of the Business.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

To induce Buyers to enter into this Agreement and the Escrow Agreement, the Employment, Noncompetition and Nonsolicitation Agreements and any and all other agreements, Contracts, documents and/or instruments delivered pursuant to and in accordance with this Agreement (the “Related Agreements”) to which a Buyer is a party, and to consummate each and all of the transactions contemplated by this Agreement and the Related Agreements (the “Contemplated Transactions”), the Sellers hereby, jointly and severally, represent and warrant to Buyers as set forth below:

2.1 Authorization of Agreement. Such Seller has all requisite legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

2.2 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with in any material respect, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract, or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (ii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iii) any applicable Law (assuming the termination of the waiting periods referred to in Section 2.2(b) and assuming any consents from each Governmental Body referred to in Section 2.2(b) required to be obtained by the Company under Antitrust Laws are obtained).

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for the filing of a pre-merger notification and report form under the HSR Act, the filing of any forms required to be filed under the foreign Antitrust Laws identified in Schedule 2.2(b), and the expiration or termination of the applicable waiting periods or consents required under such Antitrust Laws.

2.3 Ownership and Transfer of Purchased Stock. Such Seller is the record and beneficial owner of the Purchased Stock listed on Schedule 2.3, free and clear of any and all Liens. Such Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Purchased Stock as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Purchased Stock, free and clear of any and all Liens, subject to applicable securities Laws.

2.4 Litigation. There is no Litigation pending or, to the Knowledge of such Seller, threatened in writing against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby.

2.5 Liabilities. Such Seller is able to, and upon consummation of the Closing (including payment of the Initial Payment Amount and the payment by Skagen HK to Mr. Albrechtslund of any and all amounts due under the Albrechtslund Employment Agreement and assuming the performance by the Buyers of their respective obligations contained herein), such Seller will continue to be able to, pay all of his/her debts as they come due.

2.6 Ownership of Parent Common Stock. None of the Sellers nor any member of the Seller Group owns, beneficially or of record, any shares of Parent Common Stock. None of the Sellers nor any member of the Seller Group has entered into, or is a party to or bound by, any agreement, contract, understanding, obligation, promise, instrument, arrangement or other undertaking (each, a “Contract”), whether written or oral, to sell, offer for sale, contract or grant any option to sell (including without limitation any short-sale), pledge, transfer, establish a “put-equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise transfer, hypothecate or dispose of any shares of the Parent Common Stock.

2.7 Investment Representations. Each Seller understands that the Purchase Price Shares and Earnout Shares, if any, have not been registered under the Securities Act. Each Seller also understands that such shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Seller’s representations contained in this Agreement, the accuracy and truthfulness thereof and Parent’s reliance thereon and each Seller hereby acknowledges and consents to such reliance. Each Seller is acquiring such shares of Parent Common Stock for such Seller’s own account for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any such shares so acquired by any Seller in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby. None of the Seller’s was offered or sold such shares of Parent Common Stock, directly or indirectly, by means of any form of general solicitation or general advertisement.

2.8 Investment Experience. Each Seller represents that it is an accredited investor within the meaning of Regulation D promulgated by the SEC under the Securities Act and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to Parent, each Seller is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. Each Seller is able to bear the economic risk of its investment in Parent Common Stock for an indefinite period of time and can afford a complete loss of its investment in Parent Common Stock. Each Seller has had access to Parent’s senior management and has had the opportunity to conduct such due diligence review as it has deemed appropriate.

2.9 Disclosure of Information. Each Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent. Each Seller acknowledges that, except as set forth in this Agreement, none of Parent, its Subsidiaries nor any of their respective Affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to any Seller or any of their respective Affiliates, employees, agents or representatives.

2.10 No Misrepresentations. The representations and warranties made by Sellers in this Agreement and the Companies Disclosure Schedule are to the Knowledge of the Seller Group true, complete and correct in all material respects and do not to the Knowledge of the Seller Group contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, under the circumstances in which it is made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

To induce Buyers to enter into this Agreement and the Related Agreements to which a Buyer is a party, and to consummate each and all of the Contemplated Transactions, the Sellers, Skagen US and Skagen HK hereby, jointly and severally, represent and warrant to Buyers as set forth below (subject, as specified, to the disclosure schedule delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement (the “Companies Disclosure Schedule”)):

3.1 Organization.

(a) Skagen US is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power to own, lease and operate its properties and to conduct its business as presently conducted. Skagen US is duly authorized, qualified or licensed to do business and is in good standing (or such comparable legal standing, if any, with respect to jurisdictions that do not recognize the concept of good standing) in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Skagen US is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 3.1(a), and Skagen US is so qualified in such jurisdictions, except where the failure to be so obtained would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Change. Set forth in Schedule 3.1(a) is a list of all assumed names under which Skagen US operates and all jurisdictions in which any of such assumed names is registered.

(b) Skagen Europe is a company duly organized and validly existing under the laws of Denmark and has full power to own, lease and operate its properties and to conduct its business as presently conducted. Skagen Europe is duly authorized, qualified or licensed to do business and is in good standing (or such comparable legal standing, if any, with respect to jurisdictions that do not recognize the concept of good standing) in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Skagen Europe is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 3.1(b), and Skagen Europe is so qualified in such jurisdictions, except where the failure to be so obtained would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Change. Set forth in Schedule 3.1(b) is a list of all assumed names under which Skagen Europe operates and all jurisdictions in which any of such assumed names is registered.

(c) Skagen HK is a company duly organized and validly existing under the laws of Hong Kong and has full power to own, lease and operate its properties and to conduct its business as presently conducted. Skagen HK is duly authorized, qualified or licensed to do business and is in good standing (or such comparable legal standing, if any, with respect to jurisdictions that do not recognize the concept of good standing) in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Skagen HK is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 3.1(c), and Skagen HK is so qualified in such jurisdictions, except where the failure to be so obtained would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Change. Set forth in Schedule 3.1(c) is a list of all assumed names under which Skagen HK operates and all jurisdictions in which any of such assumed names is registered.

(d) Each Subsidiary of the Companies, direct or indirect, (each a “Company Subsidiary”) is a company or other legal entity duly organized, validly existing and in good standing (or such comparable legal standing, if any, with respect to jurisdictions that do not recognize the concept of good standing) under the laws of its jurisdiction of formation and has full power to own, lease and operate its properties and to conduct its business as presently conducted. Each such Company Subsidiary is duly authorized, qualified or licensed to do business and is in good standing (or such comparable legal standing, if any, with respect to jurisdictions that do not recognize the concept of good standing) in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Each such Company Subsidiary is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 3.1(d), and each such Company Subsidiary is so qualified in such jurisdictions, except where the failure to be so obtained would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Change. Set forth in Schedule 3.1(d) is a list of all assumed names under which each such Company Subsidiary operates and all jurisdictions in which any of such assumed names is registered.

3.2 Authority; Enforceability; Ownership of the Companies and the Company Subsidiaries.

(a) Each of the Companies party to this Agreement has all requisite power and authority to execute, deliver, and perform its obligations under, this Agreement and the other agreements, certificates and instruments to be executed thereby in connection with or pursuant to this Agreement (collectively, the “Company Documents”). The execution, delivery and performance by each Company party to this Agreement of each Company Document has been duly authorized by all necessary action on the part of such Company. This Agreement has been, and at the Closing, the other Company Documents will be, duly executed and delivered by the Companies. This Agreement is, and, upon execution and delivery at the Closing, each of the other Company Documents will be, assuming the due authorization, execution and delivery by the applicable Buyer(s) hereto and thereto, a legal, valid and binding agreement of the Companies party to this Agreement, enforceable against such Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

(b) Schedule 3.2(b) sets forth a complete and accurate list of the record and beneficial owners of all of the issued and outstanding capital stock or other equity interests of each of the Companies and each Company Subsidiary or securities convertible or exercisable into capital stock or other equity interests of each Company and each Company Subsidiary. No other Person owns or asserts ownership of any percentage interest, warrant, option, equity or other interest in any Company or any Company Subsidiary, including any right to receive any such equity interest upon conversion, exercise or exchange of any other interest in any Company or any Company Subsidiary. Each of Skagen Designs Canada Ltd. and Skagen Designs Retail Ltd. is a wholly-owned subsidiary of Skagen US. Each of Skagen Designs A/S, Skagen Designs GmbH, Skagen Designs Retail A/S, Skagen Designs Retail DK ApS, Skagen Designs Retail DE GmbH, Skagen Designs Retail UK Ltd. and Skagen Designs Retail AU PtY Ltd. is a, direct or indirect, wholly-owned subsidiary of Skagen Europe. The outstanding equity interests of each Company Subsidiary owned by a Company or another Company Subsidiary are owned by such Company or such Company Subsidiary free and clear of all Liens. Other than the Company Subsidiaries (with respect to each of the Company and Company Subsidiaries), neither the Company nor any Company Subsidiary (i) owns or controls, directly or indirectly, a majority of the outstanding share capital, voting securities or other equity interests of any Person, or (ii) is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of any Person. The outstanding equity interests of each Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. There is no existing option, warrant, call, right or Contract to which any Company Subsidiary is a party requiring, and there are no convertible securities of any Company Subsidiary outstanding which upon conversion would require, the issuance of any equity interests of any Company Subsidiary or other securities convertible into equity interests of any Company Subsidiary. There are no restrictions on the ability of the Company Subsidiaries to make distributions of cash to the Company that is the Owner of such Company Subsidiary, other than pursuant to applicable Law.

3.3 Capitalization.

(a) The authorized equity interests of Skagen US consist solely of two thousand five hundred (2,500) shares of capital stock, no par value per share, of which 250 shares are issued and outstanding as of the date of this Agreement (the “Skagen US Shares”). As of the date hereof, all of the Skagen US Shares, including the Purchased Stock, are held beneficially and of record by Sellers, as described on Schedule 3.3(a). All of the issued and outstanding Skagen US Shares, including the Purchased Stock, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b) The authorized equity interests of Skagen Europe consist solely of five hundred thousand (500,000) shares of common stock, each with a par value of one (1) Danish Krone per share, of which all five hundred thousand (500,000) shares are issued and outstanding as of the date of this Agreement (the “Skagen Europe Shares”). As of the date hereof, all of the Skagen Europe Shares, including the Purchased Stock, are held beneficially and of record by Sellers, as described on Schedule 3.3(b). All of the issued and outstanding Skagen Europe Shares, including the Purchased Stock, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. There are not, and have never been, any certificates issued representing, or with respect to, the issued and outstanding Skagen Europe Shares.

(c) The authorized equity interests of Skagen HK consist solely of 10,000 ordinary shares of HK$1.00 each, of which the whole 10,000 shares are issued and paid-up as of the date of this Agreement (the “Skagen HK Shares”) and together with the Skagen US Shares and Skagen Europe Shares, the “Shares”). As of the date hereof, all of the Skagen HK Shares, including the Purchased Stock, are held beneficially and of record by Sellers, as described on Schedule 3.3(c). All of the issued and outstanding Skagen HK Shares, including the Purchased Stock, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(d) There are no existing options, warrants, calls, rights or Contracts to which any of the Companies is a party requiring, and there are no securities of the Companies outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Shares or other equity interests of any Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Shares, including the Purchased Stock, or other equity interests of the Companies. Except as set forth on Schedule 3.3(d), there are no obligations, contingent or otherwise, of any Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares or the capital stock or other equity securities of any Company Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 3.3(d), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to any of the Companies or any of the Company Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Companies or the Company Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of the Companies or the Company Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which any Company or any Company Subsidiary or any Seller is a party or is bound with respect to the voting or consent of any Shares, including the Purchased Stock, or the equity interests of any Company Subsidiary.

(e) All dividends paid and distributions made by any Company or any Company Subsidiary, and all redemptions of capital stock or other equity interests by any Company or any Company Subsidiary, have been completed in accordance with all applicable Laws, including, without limitation, the Nevada Revised Statutes, as amended.

3.4 Corporate Records.

(a) The Companies have delivered to Buyers true, correct and complete copies of the Articles of Incorporation or comparable document of formation (each to be certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization as of Closing, or, to the extent no official of the applicable jurisdiction will certify such documents of formation, by a director, secretary, assistant secretary or other appropriate officer of such Company pursuant to Section 1.6 as of the Closing) and Bylaws or comparable company organizational document, if any (each to be certified by a director, secretary, assistant secretary or other appropriate officer pursuant to Section 1.6 as of the Closing) of each of the Companies and each of the Company Subsidiaries, in each case as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books of the Companies and each Company Subsidiary previously made available to Buyers contain true, correct and complete records of all meetings and accurately reflect all other action of the stockholders and board of directors (including committees thereof) of the Companies and the Company Subsidiaries. The stock certificate books and transfer ledgers of the Companies and the Company Subsidiaries previously made available to Buyers are true, correct and complete. All transfer Taxes levied, if any, or payable with respect to all transfers of equity of the Companies and the Company Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

3.5 Assets; Real Property.

(a) Set forth in Schedule 3.5(a) is a complete and accurate list, as of the date hereof, of (i) the street address and a legal description of the real property owned by any Company or any Company Subsidiary (the “Owned Real Property”); and (ii) each other tangible asset that has a resale value in excess of $100,000 that is owned by any Company or any Company Subsidiary. None of the Companies nor any Company Subsidiary leases or, other than the Owned Real Property, otherwise uses any real property in connection with the Business or otherwise. The Companies and the Company Subsidiaries own, lease, license or otherwise have full use of all tangible assets necessary to carry on the Business as currently conducted in all material respects.

(b) Each Company and each Company Subsidiary has, and upon the Closing will have, good and marketable title to, or a valid leasehold interest in, all of the tangible Assets, free and clear of any Liens, other than Permitted Liens (and as to the Owned Real Property, free of all encumbrances or exceptions to title other than those listed on Schedule 3.5(b) or subsequently approved in writing by Buyers (collectively, the “Permitted Exceptions”)). To the Knowledge of the Seller Group, the tangible Assets, including any tangible Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained.

(c) The Owned Real Property is zoned for a classification that permits the continued use of the Owned Real Property in the manner currently used by the Companies and the Company Subsidiaries. Improvements made to the Owned Real Property were constructed, in all material respects, in full compliance with, and remain in compliance with, all applicable Laws, covenants, conditions and restrictions affecting the Owned Real Property. There are no actions pending or, to the Knowledge of the Seller Group, threatened that would alter the current zoning classification of the Owned Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Owned Real Property, as currently conducted. No member of the Seller Group has received notice from any insurance company or Governmental Body of any defects or inadequacies in the Owned Real Property or the improvements thereon that would materially and adversely affect the insurability or usability of the Owned Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. Neither Skagen US nor any of its Subsidiaries is a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. The Owned Real Property is not subject to assessment or collection of additional Taxes for prior years based on a change in land usage or ownership. No portion of the Owned Real Property has been condemned, requisitioned or otherwise taken by any public authority and there is no pending, or, to the Knowledge of the Seller Group, threatened or contemplated condemnation actions or special assessments with respect to the Owned Real Property. None of the Companies nor any Company Subsidiary has received any request or notice (written or otherwise) from any Governmental Body with regard to the dedication of the Owned Real Property or any portion thereof.

(d) Except as set forth in Schedule 3.5(d), the Owned Real Property is not subject to any lease, license or sublease (“Tenant Leases”) or other possessory interests, including, but not limited to, conditional sale or other title retention agreements, reservations, options and rights of first refusal. Except for the Company, the Company Subsidiaries and the tenants, licensees or sublessees (hereinafter “Tenant”) under the agreements described in Schedule 3.5(d), there are no parties in possession of, or that have the right to possess, any portion of such Owned Real Property as lessees, tenants at sufferance, or trespassers. The Company and each Company Subsidiary has performed and complied with all of its obligations under the Tenant Leases as and when required, and there exists no fact or circumstance that, with or without notice or passage of time, or both, could constitute a default of the landlord or, to the Knowledge of the Seller Group, lessor under any of the Tenant Leases, or entitle any Tenant thereunder to any offset or defenses against the prompt and current payment of rent or the performance of any other obligation of the Tenant thereunder. There are no rental or other concessions of any nature granted to any Tenant under the Tenant Leases. There are no Tenant Leases or other agreements with respect to such Owned Real Property that give any Tenant the right to purchase such Owned Real Property or any part thereof. The rentals and other sums due or to become due under the Tenant Leases have not been, and will not be, assigned, encumbered or subjected to any Liens as of the Closing Date.

(e) Skagen Europe, Skagen HK and all entities that would be deemed to be controlled by either such Company under the HSR Act (i) do not hold assets located in the U.S. with an aggregate total value over $66,000,000 and (ii) did not have sales in or into the U.S. totaling over $66,000,000 in the aggregate in their most recent fiscal year.

3.6 No Violation. Except as described in Schedule 3.6, neither the execution or delivery of the Company Documents or Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Purchased Stock to Buyers, will conflict with or result in the breach of any term or provision of, require consent, approval or authorization or violate or constitute a default under (or an event that with notice or lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Purchased Stock or any material Asset pursuant to, or relieve any Person of any obligation to the Company or any Company Subsidiary or give any Person the right to terminate or accelerate any obligation under, any charter provision, bylaw (or similar governing document), Business Contracts, material Permit or applicable Law (assuming the termination of the waiting periods referred to in Section 2.2(b) and assuming any consents from each Governmental Body referred to in Section 2.2(b) required to be obtained by the Company under Antitrust Laws are obtained) to which any member of the Seller Group is a party or by which any member of the Seller Group or any of the Purchased Stock, the Assets or the Business is in any way bound or obligated.

3.7 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) is required on the part of the Companies or any Company Subsidiary in connection with the sale and purchase of the Purchased Stock or any of the other transactions contemplated by this Agreement, except for the filing of a pre-merger notification and report form under the HSR Act, the filing of any forms required to be filed under the foreign Antitrust Laws identified in Schedule 2.2(b), and the expiration or termination of the applicable waiting periods or consents required under such Antitrust Laws.

3.8 Financial Statements.

(a) Attached as Schedule 3.8(a)(i) are true and complete copies of the audited consolidated balance sheet of each of Skagen US, Skagen HK and Skagen Designs A/S as of December 31, 2008, the audited consolidated balance sheet of each of Skagen US, Skagen HK and Skagen Designs A/S as of December 31, 2009, the audited consolidated balance sheet of each of Skagen US, Skagen HK and Skagen Designs A/S as of December 31, 2010 and the unaudited consolidated balance sheet of Skagen US, Skagen HK, Skagen Designs A/S and Skagen Designs Retail A/S as of August 31, 2011 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”) and the related audited and unaudited consolidated statements of operations of each of Skagen US, Skagen HK, Skagen Designs A/S and/or Skagen Designs Retail A/S, as the case may be, for the twelve-month and unaudited consolidated statement of operations of Skagen US, Skagen HK, Skagen Designs A/S and Skagen Designs Retail A/S for the eight-month periods then ended, respectively (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the consolidated financial condition of each of Skagen US, Skagen HK, Skagen Designs A/S and/or Skagen Designs Retail A/S, as the case may be, and their respective Subsidiaries (if any) at the dates specified and the results of its operations for the periods specified and (x) in the case of the Financial Statements for Skagen US and the Latest Balance Sheet, have been prepared in accordance with GAAP, (y) in the case of the Financial Statements for Skagen Designs A/S and Skagen Designs Retail A/S, have been prepared in accordance with DFSA and the accounting principles applied in Skagen Designs A/S’s and Skagen Designs Retail A/S’s, as applicable, official accounts and (z) in the case of the Financial Statements for Skagen HK, have been prepared in accordance with HKFRS, in each case, except, with respect to the unaudited consolidated financial statements, for the footnotes and subject to customary audit adjustments, consistently applied, except as set forth on Schedule 3.8(a)(2). The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Companies and the Company Subsidiaries and accurately and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Companies, as of the respective dates thereof and for the periods indicated therein.

(b) None of any Company nor any Company Subsidiary has any debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”) of a nature required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with GAAP, DFSA or HKFRS, as applicable, except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date; (iii) Ordinary Course Obligations under agreements entered into by any Company or any Company Subsidiary in the ordinary course of business and consistent with past practice, which Liabilities in each case are not required by GAAP, DFSA or HKFRS, as applicable, to be reflected in the Latest Balance Sheet; (iv) Liabilities directly in connection with this Agreement and the transactions contemplated hereby; and (v) Liabilities in an amount less than $100,000 individually or $250,000 in the aggregate.

(c) The books of account and other records of the Companies and the Company Subsidiaries, all of which have been made available to Buyers, are complete and correct in all material respects and have been maintained in accordance with reasonable and prudent business practices.

(d) The Companies and each Company Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, DFSA or HKFRS, as the case may be, to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. To the Knowledge of the Seller Group, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect any Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information.

(e) All Inventories reflected in the Latest Balance Sheet or included in the Assets are of good and merchantable quality and are salable and usable in the ordinary course of business. All Inventories reflected in the Latest Balance Sheet or included in the Assets are in compliance with all applicable Laws in all material respects. The values of the Inventories reflected in the Latest Balance Sheet are stated in accordance with GAAP.

(f) All accounts receivable reflected in the Latest Balance Sheet or included in the Assets arose in the ordinary course of business and are, to the Knowledge of the Seller Group, (i) fully collectible in the ordinary course of business consistent with past practices, without resort to Litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and (ii) will not be subject to any material counterclaim, set-off or other reduction.

3.9 Absence of Changes. Since January 1, 2011 through the date hereof, the Companies and the Company Subsidiaries have operated the Business in the ordinary course of business, consistent with past practices, and except as set forth in Schedule 3.9, there has not been:

(a) individually or in the aggregate, any circumstance, change, effect, event, condition, fact, development or occurrence (an “Effect”) that (i) has, or could reasonably be expected to have, a material and adverse effect on the condition (financial or otherwise), results of operations, business, assets (tangible or intangible), operations, employee relations, customer or supplier relations or Liabilities of the Companies or the Company Subsidiaries, taken as a whole, or with respect to the manner or the market in which the Companies and the Company Subsidiaries conduct the Business or (ii) would prevent or materially impair, alter or delay the ability of Sellers to consummate the Closing (a “Material Adverse Change”); provided, however, that no Effect to the extent arising or resulting from any of the following shall constitute, or be taken into account in determining the occurrence of, a Material Adverse Change for purposes hereof: (i) general political, economic, capital market, credit market, financial market or industry-wide conditions; (ii) regulatory changes, changes in Law or changes in GAAP, the Danish Financial Statements Act (the “DFSA”) or the Hong Kong Financial Reporting Standards (“HKFRS”); (iii) any natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof; (iv) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants (including not taking any actions prohibited hereby) set forth herein and any action taken or omitted to be taken by the Seller Group at the request or with the prior consent of Parent); and (v) any breach by any Buyer of this Agreement; provided, further, that any Effect referred to in the immediately preceding clauses (i), (ii) and (iii) shall be taken into account for purposes of determining a Material Adverse Change to the extent such Effect affects the Companies and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Companies and the Company Subsidiaries compete;

(b) any revaluation in an amount in excess of $10,000 by any Company or any Company Subsidiary of any of the Assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business;

(c) any entry by any Company or any Company Subsidiary into any material Contract or transaction, including incurring, or agreeing to incur, capital expenditures in excess of, or any entry into any lease obligations, in each case, which requires aggregate payments in excess of, $250,000, individually or in the aggregate;

(d) to the Knowledge of the Seller Group, any receipt of a notice alleging a breach or default (or alleging an event that with notice or lapse of time would constitute a breach or default), terminating or threatening to terminate under any Business Contract;

(e) any change by the Companies or any Company Subsidiary in its accounting methods, principles or practices, other than such changes required by GAAP, DFSA or HKFRS;

(f) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, managers, officers or employees, in each case, other than as required under the existing terms of any Contract, which Contract has been provided to Parent, or other than in the ordinary course increases in base salary or target bonus opportunities for non-officer employees consistent with the past practices of the Companies or the Company Subsidiaries;

(g) the termination of employment (whether voluntary or involuntary) of any officer or management or supervisory personnel of any Company or any Company Subsidiary or the termination of employment (whether voluntary of involuntary) of employees of any Company or any Company Subsidiary in excess of historical attrition in personnel;

(h) any theft or any damage, destruction or casualty loss affecting any material asset used in the Business, whether or not covered by insurance;

(i) any sale, assignment, conveyance or other transfer (other than sales, assignments, conveyances or transfer among the Companies or the Company Subsidiaries consistent with past practices) of any material asset used in the Business (other than sales of finished goods Inventory in the ordinary course of business);

(j) any waiver by any member of the Seller Group of any material rights related to the Purchased Stock, the Business or the Assets;

(k) any other material transaction, agreement or commitment entered into or materially affecting the Purchased Stock, the Business or the Assets, except in the ordinary course of business and consistent with past practice; or

(l) any agreement or understanding to do or resulting in any of the foregoing.

3.10 Taxes.

(a) All federal, state, local and other Tax returns, notices and reports (including income, property, sales, use, franchise, withholding, single business, social security, escheat, unclaimed property and unemployment Tax returns) required to be filed by the Companies and the Company Subsidiaries have been accurately prepared in all material respects and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by any such returns have been timely paid. No Tax deficiency has been proposed or assessed against any Company or any Company Subsidiary in writing, and none of any Company nor any Company Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, proceeding, investigation or claim is now pending or, to the Knowledge of the Seller Group, threatened against any Company, any Company Subsidiary or any Seller, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Companies’ or any Company Subsidiary’s Tax returns or reports. Each Company and each Company Subsidiary has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no Liens, other than Permitted Liens, as a result of any unpaid Taxes upon any of the assets of any Company or any Company Subsidiary.

(b) Buyer has received complete copies of (i) all federal, state, local and foreign income and franchise Tax returns of the Companies and the Company Subsidiaries relating to the taxable periods since 2007 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to any Company or any Company Subsidiary. All income and franchise Tax returns filed by or on behalf of any Company or any Company Subsidiary prior to 2007 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(c) Schedule 3.10(c) lists all income and franchise Taxes paid, and all types of income and franchise Tax returns filed by or on behalf of any Company or any Company Subsidiary for taxable periods since January 1, 2006. To the Knowledge of the Seller Group, no claim has been made by a taxing authority in a jurisdiction where any Company or any Company Subsidiary does not file Tax returns such that it is or may be subject to taxation by that jurisdiction.

(d) None of any Company nor any Company Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(e) Neither any of the Companies nor any of the Company Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group (consisting solely of the Companies and any of the Company Subsidiaries) in which any of the Companies is the common parent. Neither any of the Companies nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) The Companies and the Company Subsidiaries have disclosed on their federal income Tax returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. None of any Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) All of the property of the Companies, the Company Subsidiaries and their Affiliates that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing authority.

(h) The accruals and reserves for Taxes (excluding those for deferred Taxes) reflected in Skagen US’s, Skagen HK’s and Skagen Designs A/S’s audited consolidated balance sheet as of December 31, 2010 (and the notes thereto), and the Companies’ Latest Balance Sheet (and the notes thereto) are adequate in accordance with GAAP, DKSA or HKFRS, as the case may be, to cover all Taxes accrued or accruable through the date thereof.

(i) Neither any of the Companies nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock to which Code Section 355 (or so much of Code Section 356 as relates to Code Section 355) applies and which occurred within two years of the date of this Agreement.

(j) Neither any of the Companies nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) There is no material property or obligation of the Companies, the Company Subsidiaries or any of their Affiliates, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(l) Skagen US is, and at all times since November 1, 2003, has been a Small Business Corporation (“S corporation”) as defined in Section 1361(a) of the Code. Skagen US’ S corporation election has not been revoked, and no event has occurred that would result in a termination of such Election.

(m) None of Skagen US nor any of its Affiliates have incurred, and, as of the Closing Date or as a result of the Contemplated Transactions, will not have any tax liability under Code Sections 1363(d). None of the Sellers, the Companies nor any of their Affiliates on their behalf have entered into, and, as of the Closing Date, will not have entered into, a “gain recognition agreement” (as defined in the IRS regulations under Code Section 367 ).

(n) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, escheat, occupation, premium, environmental, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind in the nature of taxes; (iii) any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) in each case, any interest, penalties and additions to tax imposed with respect thereto.

3.11 Litigation. Except as described in Schedule 3.11, there are currently no pending or, to the Knowledge of the Seller Group, threatened lawsuits, administrative proceedings or reviews, or formal or informal investigations or inquiries (including grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) relating to or concerning, or which would have an material effect on, any Company, any Company Subsidiary, the Business or to which any of the Assets may be subject. No member of the Seller Group is subject to or bound by any currently existing judgment, order, writ, injunction or decree (an “Order”) that relates in any material way to any Company, any Company Subsidiary, the Business or the Assets.

3.12 Compliance with Laws.

(a) Each Company and each Company Subsidiary is in material compliance with and has at all times complied in all material respects with each applicable statute, law (including common law), ordinance, decree, directive, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational, environmental, health and safety, product quality, product labeling, employment and labor matters, Section 305 of the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 and all rules and regulations relating thereto (collectively, “Laws”). Since January 1, 2005, neither any Company nor any Company Subsidiary has effected a recall or withdrawal of, or has been subject to a recall or withdrawal of, any of the products of the Business, and, to the Knowledge of the Seller Group, no facts have existed that, if known by the applicable Governmental Body, would have resulted in or required such a recall or withdrawal.

(b) Neither the Companies nor any of the Company Subsidiaries is engaged in any agreement, arrangement, practices or conduct which would amount to an infringement of any applicable Antitrust Law and no director of the Company or any of the Company Subsidiaries is engaged in any activity which would be an offence under any such Antitrust Law. Neither the Companies nor any of the Company Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market.

3.13 Permits. Each Company and each Company Subsidiary owns or possesses from each appropriate Governmental Body all right, title and interest in and to all material permits, licenses, authorizations, approvals, franchises or rights issued by any Governmental Body necessary to conduct the Business (collectively, “Permits”). A list of each Permit is set forth in Schedule 3.13. No loss or expiration of any such Permit is pending or, to the Knowledge of the Seller Group, threatened, other than expiration in accordance with the terms thereof of such Permits that may be renewed in the ordinary course of business without lapsing.

3.14 Employee Matters. Set forth in Schedule 3.14 is a complete list of all employees of each Company and each Company Subsidiary as of the date hereof, including date of employment, current title and compensation, all of whom are Active Employees. Neither any Company nor any Company Subsidiary is a party to collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of the Seller Group, threatened by or on behalf of any labor union with respect to employees of any Company or any Company Subsidiary. Neither any Company nor any Company Subsidiary has experienced, and, to the Knowledge of the Seller Group, there is no reasonable basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business.

3.15 Employee Benefit Plans.

(a) Set forth in Schedule 3.15(a) is, as of the date hereof, a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans“ means: (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (ii) all plans or policies providing for fringe benefits (including vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs) and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (A) is or has been established, maintained or contributed to by the Companies or any other corporation or trade or business under common control with any of the Companies (“ERISA Affiliate“) as determined under Section 414(b), (c) or (m) of the Code within the twelve months preceding the Closing, or with respect to which any of the Companies has or may have any Liability, or (B) currently provides benefits, or describes policies or procedures, applicable to any officer, employee, director, former officer, former employee or former director or dependent thereof of any of the Companies, regardless whether funded. Employee Benefit Plan also includes any written or oral representations made to any employee or former employee of any of the Companies promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Code).

(b) The Companies and the Company Subsidiaries have provided to Buyers a true and complete copy of each Employee Benefit Plan that currently covers any officer, employee, director, former officer, former employee or former director or dependent of any officer, employee, director, former officer, former employee or former director of any Company or any Company Subsidiary (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan, (ii) the three most recent annual reports prepared in connection with any such Employee Benefit Plan (Form 5500 including, all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Employee Benefit Plan and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

(c) Neither any Company or any Company Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former employee of any Company or any Company Subsidiary, or such present or former employee’s dependents or beneficiaries.

(d) There are no pending or, to the Knowledge of the Seller Group, threatened claims by or on behalf of any Employee Benefits Plan, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Body and neither the Companies or the Company Subsidiaries nor any ERISA Affiliate has any obligation under any Employee Benefit Plan or with respect to which Buyer would have any liability or that could result in a Lien attaching to the Assets, including any obligations of any Company, any Company Subsidiary or any ERISA Affiliate relating to: (i) any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (ii) any coverage under or failure to comply with COBRA.

(e) Neither any Company or any Company Subsidiary nor any ERISA Affiliate has maintained or contributed to or been required to contribute to or had any Liability at any time with respect to any (i) employee pension benefit plan as that term is defined in Section 3(2) of ERISA; (ii) “multiemployer plan,” as that term is defined in

Section 4001 of ERISA and any “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; or (iii) plan, program or arrangement that provides benefits, including death, health, medical or hospitalization benefits (whether or not insured), with respect to current or former employees of such Company or such Company Subsidiary employed in the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (C) deferred compensation benefits accrued as liabilities on the books of such Company or such Company Subsidiary. Neither any Company or any Company Subsidiary nor any of their respective Affiliates is and has not during the past six (6) calendar years been, a member of a “controlled group” within the meaning of Section 412(n)(6)(B) of the Code with any other entity.

(f) Each Employee Benefit Plan which provides benefits to any employee of any Company or any Company Subsidiary could be terminated as of the date of the Closing with no Liability to any Company, any Company Subsidiary or Buyers.

(g) Each Employee Benefit Plan has been operated in compliance with ERISA (or such comparable applicable Law in the governing jurisdiction), applicable tax qualification requirements and all other applicable Laws. With respect to each Employee Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) of the Code: (i) the Internal Revenue Service (“IRS”) has issued a favorable determination letter with respect to such plan; and (ii) no event has occurred from the date of each such favorable determination letter that would adversely affect the tax-qualified status of the plan in question.

(h) Except as disclosed on Schedule 3.15(h), neither any Company nor any Company Subsidiary provides, nor is any Company or any Company Subsidiary obligated to provide, benefits, including death, health, medical or hospitalization benefits (whether or not insured), with respect to current or former employees of such Company or such Company Subsidiary employed in the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of such Company or such Company Subsidiary.

(i) The consummation of the transactions contemplated by this Agreement alone, or in combination with a termination of any employee, officer, director, shareholder or other service provider of any Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Benefit Plan, including, without limitation, liability for severance pay, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, shareholder or other service provider of any Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries. Neither any Company nor any

Company Subsidiary has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of the transactions contemplated by this Agreement which would be treated as an “excess parachute payment” as defined in Section 280G of the Code. There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom any Company or any Company Subsidiary has a business relationship.

(j) Any individual who performs services for any Company or any Company Subsidiary in the U.S. and who is not treated as an employee for federal income tax purposes by such Company or such Company Subsidiary is not an employee under applicable law or for any purpose including, without limitation, for tax withholding purposes or Benefit Plan purposes.

(k) Neither any Company nor any Company Subsidiary has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. To the Knowledge of the Seller Group, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2008 (or such later date such plan was adopted) through the date hereof and has not been materially modified since January 1, 2008. To the Knowledge of the Seller Group, any amounts paid or payable pursuant to each Employee Benefit Plan subject to Section 409A is not includible in the gross income of a service recipient (within the meaning of Section 409A) until received by the service recipient and is not subject to interest or the additional tax imposed by Section 409A of the Code.

3.16 Business Contracts.

(a) Schedule 3.16(a) lists each of the following category of agreements (by reference to the applicable subsection of this Section 3.16(a)), whether written or oral and including all amendments thereto, to which any of the Companies, the Company Subsidiaries or any Seller (solely with respect to the Business) is a party or by which any of the Companies, Company Subsidiaries or Seller (solely with respect to the Business) or any of the Assets is bound or otherwise obligated, in each case, as of the date hereof (collectively, the “Business Contracts”): (i) agreements for the sale, distribution or licensing of any products or services of the Companies or the Company Subsidiaries that requires aggregate payments in any calendar year to the Companies and the Company Subsidiaries of $250,000 or more; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money; (iv) (A) capital leases or (B) operating leases relating to vehicles, equipment or other Assets that involves aggregate payments by the Companies or the Company Subsidiaries in any calendar year of $50,000 or more; (v) agreements pursuant to which any Company or any Company Subsidiary is entitled or obligated to either acquire any assets from, or sell any material Asset to, a third Person that involves aggregate payments in any calendar year by the Companies and the Company Subsidiaries of $250,000 or more, except for any such agreement that may be cancelled without penalty by the Companies or any Company Subsidiaries thereof upon notice of 30 days or less; (vi) insurance policies; (vii) employment agreements with an officer or that provide for an annual salary in excess of $100,000 or consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) agreements with or for the benefit of any equity holder or member of any Company or any Company Subsidiary, or director or officer of any Company or any Company Subsidiary, or any Affiliate or immediate family member thereof; (ix) agreements containing most favored nations or similar pricing provisions; (x) agreements containing any limitation or restriction of any nature on the ability of any member of the Seller Group or the Business to operate or compete, including exclusivity provisions and restrictive covenants; (xi) partnership or joint venture agreements; (xii) agreements granting a power of attorney to any Person; and (xiii) agreements providing for severance, retention, change in control payment or similar payments to an employee or consultant.

(b) The Companies and the Company Subsidiaries have delivered to Buyers a copy of each written Business Contract and a written summary of the material terms of each oral Business Contract. Except as described in Schedule 3.16(b): (i) each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity); (ii) each Company and each Company Subsidiary has performed all of its obligations in all material respects under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of any Company or any Company Subsidiary or, to the Knowledge of the Seller Group, on the part of any other Person under any Business Contract; (iii) as of the date hereof, there has been no termination or notice of default or, to the Knowledge of the Seller Group, any threatened termination (other than expiration at the end of a scheduled term that occurs without the Person party to such Business Contract providing notice of nonrenewal of, or its intention not to renew, the term) under any Business Contract; and (iv) as of the date hereof, to the Knowledge of the Seller Group, no party to any Business Contract intends to alter its relationship with the Business in any materially adverse respect.

3.17 Customers and Suppliers.

(a) Set forth on Schedule 3.17(a)(1) are complete and accurate lists of the top 20 distributor, wholesale account, travel retail account or any other non-direct retail customers of the Companies and the Company Subsidiaries for each fiscal year since January 1, 2009 through the date hereof, based upon sales revenue during each such fiscal year (each, a “Material Customer“). Except as set forth on Schedule 3.17(a)(2), as of the date hereof, (i) none of the Material Customers has ceased purchasing products from the Business or materially reduced its level of purchases from the Business; (ii) there has been no material change in pricing or pricing structure (other than ordinary course changes made as a result of changes in commodity prices) with any Material Customer; (iii) none of the Material Customers has threatened in writing, or, to the Knowledge of the Seller Group, notified any Company or any Company Subsidiary of any intention to terminate or materially alter its relationship with such Company or any Company Subsidiary; and (iv) to the Knowledge of the Seller Group, there has been, and there is, no material dispute with any Material Customer.

(b) Set forth on Schedule 3.17(b)(1) is a complete and accurate list of each of the Companies’ and the Company Subsidiaries’ suppliers which accounts for greater than $2,500,000 per year in purchases since January 1, 2009 through the date hereof (each, a “Material Supplier”). Except as set forth on Schedule 3.17(b)(2), as of the date hereof, (i) none of the Material Suppliers has ceased supplying products to the Business or materially reduced its level of sales to the Business; (ii) there has been no material change in pricing or pricing structure (other than ordinary course changes made as a result of changes in commodity prices) with any Material Supplier; (iii) none of the Material Suppliers has threatened in writing, or, to the Knowledge of the Seller Group, notified any Company or any Company Subsidiary of any intention to terminate or materially alter its relationship with such Company or any Company Subsidiary; and (iv) to the Knowledge of the Seller Group, there has been, and there is, no material dispute with any Material Supplier.

3.18 Intellectual Property Rights.

(a) This Section 3.18 contains the sole representations, warranties and statements relating to intellectual property rights. Set forth on Schedule 3.18(a) is a complete list of all patents, patent applications, registered trademarks, registered service marks and registered trade names, registered copyrights and domain name registrations, and applications to register trademarks, service marks, trade names and copyrights, owned by any of the Companies or any of the Company Subsidiaries (“Company Registered IP”).

(b) Set forth on Schedule 3.18(b) is a complete list of all material licenses, exclusive and non-exclusive, (to or from any Company or any Company Subsidiary) for patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights (collectively “Intellectual Property”) to which any Company or any Company Subsidiary is a party, including, but not limited to, all software licenses (other than commercial “shrink-wrap” software or commercial-off-the-shelf software having annual license fees of less than $10,000), owned by any Company or any Company Subsidiary.

(c) Each U.S. patent application and U.S. patent in which any Company or any Company Subsidiary has or purports to have an ownership interest is listed on Schedule 3.18(a) and was filed, or claims priority to a patent application filed, no later than one (1) year after a printed publication, public use or offer for sale, in each case by the Company or Company Subsidiary, of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which any Company or any Company Subsidiary has or purports to have an ownership interest is listed in Schedule 3.18(a) and was filed, or claims priority to a patent application filed in accordance with applicable local Law.

(d) Each material item of Company Registered IP is and at all times has been in material compliance with all applicable Laws and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline (except where such Company Registered IP intentionally has been permitted to lapse or become abandoned). Schedule 3.18(a) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one-hundred twenty days after the date hereof in order to maintain such item of Company Registered IP in full force and effect.

(e) Each of the Company’s and each Company Subsidiary’s products contain all notices, legends, restrictions, disclaimers and attributions necessary under applicable Law to preserve the Intellectual Property related to such product owned by any Company or any Company Subsidiary (“Company Owned IP”).

(f) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Knowledge of the Seller Group, threatened, contesting or challenging the scope, validity, or enforceability of any Company Registered IP (other than office actions in the ordinary course of business).

(g) To the Knowledge of the Seller Group, the operation of the Business, including but not limited to the manufacture and sale of the Companies’ and each Company Subsidiary’s products, has not and does not infringe, misappropriate or otherwise adversely affect the Intellectual Property of any Person.

(h) To the Knowledge of the Seller Group, there is no outstanding written complaint, claim, demand, charge or notice alleging that any Company or any Company Subsidiary has since January 1, 2006 infringed, misappropriated or otherwise adversely affected the Intellectual Property of any Person in connection with the operation of the Business.

(i) The Assets include all Intellectual Property necessary for the operation of the Business by the Companies and the Company Subsidiaries as currently conducted; provided that this Section 3.18(i) is not a representation, warranty or statement as to non-infringement, which is solely the subject of Section 3.18(g) and Section 3.18(h).

(j) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Change, to the Knowledge of the Seller Group, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Company Owned IP by any third party, including any employee or former employee of any Company or any Company Subsidiary.

(k) Neither any Company nor any Company Subsidiary has licensed any of the Company Owned IP to any Person on an exclusive basis, nor is any Company or any Company Subsidiary party to any agreement limiting its ability to exploit fully any Company Owned IP.

(l) No material non-public, proprietary Intellectual Property included in the Company Owned IP has been authorized to be disclosed or, to the Knowledge of the Seller Group, actually disclosed by any Company or any Company Subsidiary to any third party other than pursuant to a non-disclosure agreement or other confidentiality obligation that reasonably protects the proprietary interests of any Company or any Company Subsidiary in and to such Intellectual Property, and the Companies and the Company Subsidiaries have taken reasonable security measures to protect the confidentiality of such Intellectual Property. The Companies and the Company Subsidiaries have entered into written confidentiality and proprietary rights agreements with such of their past and present employees as have contributed to the development of material Company Owned IP, including the Company Registered IP, acknowledging such Company’s or such Company Subsidiary’s ownership of all Intellectual Property created or developed by such employees within the scope of their employment.

3.19 Environmental Matters.

(a) Except as described on Schedule 3.19: (i) the properties, operations and activities of the Companies and each Company Subsidiary are, and have at all times been, in compliance in all material respects with all applicable Environmental Laws (as defined below), including by having all material Permits required to be obtained or filed by any Company or any Company Subsidiary under any Environmental Law in connection with any aspect of the operation of the Business, and each Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such Permits; (ii) the Owned Real Property does not contain any Hazardous Material in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) no member of the Seller Group has received, nor does any member of the Seller Group have Knowledge of, any notices, demand letters or requests for information from any Governmental Body or other Person indicating that any Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law, or relating to any of its current or former assets; (iv) no reports have been filed, or, to the Knowledge of the Seller Group, are required to be filed, by or relating to any Company or any Company Subsidiary concerning the release of any Hazardous Material or the threatened or actual violation of any Environmental Law; (v) to the Knowledge of the Seller Group, no Person or property has been exposed to Hazardous Material in an amount that could give rise to any Environmental Liabilities, and no Hazardous Material has been manufactured, generated, stored, discharged, disposed of, leaked, released, transported or otherwise used in violation of any applicable Environmental Law in any material respects on, to or from the Owned Real Property or as a result of any activity of any Company or any Company Subsidiary; (vi) since January 1, 2006 through the date hereof, there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of, or which are in the possession of, any member of the Seller Group relating to the Business or the activities of any Company or any Company Subsidiary or the Owned Real Property (collectively, “Environmental Documents”); (vii) to the Knowledge of the Seller Group, there are no underground storage tanks on, in or under the Owned Real Property, and, to the Knowledge of the Seller Group, no underground storage tanks have been closed in place on, or removed from, the Owned Real Property; (viii) to the Knowledge of the Seller Group, there is no asbestos, asbestos-containing material or lead-based paint present in the Owned Real Property, and, to the Knowledge of the Seller Group, no asbestos, asbestos-containing material or lead-based paint has been removed from the Owned Real Property; (ix) neither any Company or any Company Subsidiary nor any of their current or former assets is subject to any Environmental Liabilities or expenditures relating to any suit, settlement, Law, judgment or claim asserted or arising under any Environmental Law; (x) each Company and each Company Subsidiary has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Body under any Environmental Laws; and (xi) to the Knowledge of the Seller Group, there are no environmental conditions either existing on the Owned Real Property or resulting from operations or activities of the Business, whether past or present, that would give rise to any on-site or off-site investigatory or remediation obligations under any Environmental Laws or that could negatively affect soil, groundwater, surface water, natural resources or human health. As of the date hereof, the Companies and the Company Subsidiaries have delivered to Buyers true, correct and complete copies of all Environmental Documents.

(b) As used herein, “Environmental Law” means all Laws relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste manufacture, generation, handling, treatment, storage, disposal, discharge, leak, release, transportation or other use, and/or (iii) exposure to Hazardous Substances (as defined below), toxic or other substances alleged to be harmful, and includes, (A) the terms and conditions of any license, permit, approval, or other authorization issued by any Governmental Body to the Companies and the Company Subsidiaries, and (B) judicial, administrative, or other regulatory decrees, directives, judgments, and orders of any Governmental Body applicable to the Companies and the Company Subsidiaries. The term Environmental Law will include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., and any state, county, or local regulations similar thereto.

(c) As used herein, “Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising under or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such Governmental Body or Person pursuant to common law or statute, in each case, arising out of the manufacture, generation, handling, treatment, storage, disposal, discharge, leak, release, transportation or other use of any Hazardous Substances.

(d) As used herein, “Hazardous Substance“ means any substance and/or material to which exposure is regulated under any Environmental Law as of the Closing Date and/or which is listed, defined, designated or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “toxic material,” “solid waste,” “special waste,” “pollutant” or “contaminant” or similarly identified and/or otherwise included under, or regulated by, any Environmental Law, including asbestos, asbestos-containing material, lead-based paint, petroleum and petroleum hydrocarbon products (including any additives or components thereof), MTBE, raw materials, which include hazardous constituents, radon, radioactive material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

3.20 Competing Interests; Related Parties. Except as described in Schedule 3.20, neither any Seller nor any member, partner, director, officer or, to the Knowledge of the Seller Group, management level employee of the Companies or any Company Subsidiary, any Affiliate of any Seller or any other Related Party: (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any Company or any Company Subsidiary or that otherwise has material business dealings with any Company or any Company Subsidiary (except with respect to any interest in less than 1% of the equity or debt securities of any corporation whose stock is publicly traded); or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Company or any Company Subsidiary under, any Business Contract or other business relationship or arrangement. There presently is no indebtedness owing to any Company or any Company Subsidiary by or Contracts between any Company or any Company Subsidiary, on the one hand, and any Related Party or any Affiliate or Associate of such Related Party (in each case, excluding the Companies and the Company Subsidiaries), on the other hand. No Related Party or any Affiliate or Associate of such Related Party (in each case, excluding the Companies and the Company Subsidiaries) owns any property or rights, tangible or intangible (other than an equitable interest), used in any of the Business. Except as set forth in the Financial Statements, none of the Companies or any Company Subsidiary is indebted to any Related Party or any Affiliate or Associate of any Related Party (in each case, excluding the Companies and the Company Subsidiaries), in any amount whatsoever, other than for payment of salaries, normal fringe benefits and compensation for bona fide services actually rendered to such Company or such Company Subsidiary in the ordinary course of business of the Companies. None of any Related Party, nor any Affiliate or Associate of any Related Party has any claim or right against any Company or any Company Subsidiary, other than for payment of salaries, normal fringe benefits and compensation for bona fide services actually rendered to such Company or such Company Subsidiary in the ordinary course of business of the Companies and appropriately accrued for by such Company or such Company Subsidiary.

3.21 Illegal Payments. Neither any member of the Seller Group nor any member, partner, director, manager, officer, stockholders, agent or employee of the Company or any Company Subsidiary or, to the Knowledge of the Seller Group, any other Person associated with any Company or any Company Subsidiary, or acting on behalf of any of them, has, directly or indirectly: (a) used any funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; (b) used any funds of the Company or any Company Subsidiary, or used any other funds to make any payment for the benefit of the Company or any Company Subsidiary, in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”) or any similar anti-corruption or anti-bribery laws applicable to any of them in any jurisdiction outside the United States (collectively with the FCPA, “Anti-Bribery Laws”); (c) taken any action that has caused or would cause any of them to be in violation of any Anti-Bribery Laws; or (d) used any funds of the Company or any Company Subsidiary, or used any other funds to make any payment for the benefit of the Company or any Company Subsidiary, in violation of applicable Law. The Companies and its Company Subsidiaries have established reasonable internal controls and procedures intended to ensure compliance with the Anti-Bribery Laws.

3.22 Intercompany Services. Schedule 3.22 sets forth a true, accurate and complete and detailed list as of the date hereof of all material intercompany services or purchase arrangements provided to or on behalf of the Business by the Companies or any Company Subsidiary.

3.23 Banking Arrangements and Powers of Attorney. Schedule 3.23 sets forth a true, accurate and complete list as of the date hereof of the name of each bank in or with which a Company or a Company Subsidiary has an account, credit line or safety deposit box, and the names of all Persons authorized to draw thereon or having access thereto and the names of all Persons, if any, now holding powers of attorney from any Company or any Company Subsidiary (which power of attorney has been made available to Parent).

3.24 Insurance. Schedule 3.24 sets forth a true and complete list of all insurance policies (including the policy number, the name of the insurer, the amounts of coverage, the premium rate, the cash value, if any, the expiration date and the risks and losses insured against) maintained by the Companies and each Company Subsidiary as of the date hereof on its properties, assets, products, services, businesses and personnel and the Companies have delivered true, accurate and complete copies of all such policies to Buyers. All of the foregoing insurance policies are in full force and effect and are fully paid as to all premiums heretofore due. Since January 1, 2006, none of the Companies nor any Company Subsidiary has failed to give any notice or present any claim under such insurance policies in timely fashion, nor has any Company or any Company Subsidiary received any written notification of the cancellation of any of such policies or that any of them shall not be renewed.

3.25 No Appraisal Rights. No Seller shall be entitled to exercise appraisal rights in connection with or as a result of, the Contemplated Transactions.

3.26 No Solicitation or Negotiation. None of the Companies, the Company Subsidiaries or any Seller has made any agreement to sell the stock, business or any asset of any Company or any Company Subsidiary to another Person or to merge, consolidate, exchange shares or combine the assets or the business of any Company or any Company Subsidiary with another Person (except for the Contemplated Transactions) and none of the Companies, the Company Subsidiaries or any Seller is currently engaged in negotiations or discussions concerning any other sale of the stock or the sale, merger, consolidation, share exchange or combination of any material asset or business of any Company or any Company Subsidiary to or with another Person (except for the Contemplated Transactions).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

To induce Skagen US, Skagen HK and each Seller to enter into this Agreement and the Related Agreements to which a Company or such Seller is a party, if any, and consummate the Contemplated Transactions, each Buyer hereby, severally and not jointly, represents and warrants to Skagen US, Skagen HK and each Seller as set forth below with respect to such Buyer but not with respect to any other Buyer (subject, as specified, to the disclosure schedule of Buyers (the “Buyers Disclosure Schedule”)):

4.1 Organization. Such Buyer is a company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority; Enforceability. Such Buyer has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by such Buyer of each Buyer Document has been duly authorized by all necessary corporate action on the part of such Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by each such Buyer. This Agreement is, and, upon execution and delivery by such Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

4.3 No Violation. Subject to obtaining all approvals, consents Orders, or authorizations and all registrations, qualifications, declarations or filings under Schedule 4.7, the execution, delivery and performance of the Buyer Documents by such Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default under (or an event that with notice or lapse of time or both would constitute a breach or default) any charter provision or bylaw (or similar governing document) or under any material agreement, Order, Permit or Law to which such Buyer is a party or by which such Buyer is in any way bound or obligated that will prevent such Buyer from consummating the transactions contemplated by this Agreement.

4.4 Brokers. Except as set forth on Schedule 4.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Buyer.

4.5 Investment Intent. Such Buyer is acquiring the Purchased Stock for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Stock in a manner that would violate the registration requirements of the Securities Act.

4.6 SEC Reports; NASDAQ Compliance. Parent has timely made all filings required to be made by it under the Exchange Act within the year prior to the date of this Agreement (the “SEC Reports”). The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Exchange Act. None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. Parent is currently in compliance in all material respects with all currently effective listing requirements of the Nasdaq Global Select Market.

4.7 Consents. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyers in connection with the purchase of the Purchased Stock or any of the other transactions to be consummated by any Buyer contemplated by this Agreement, except for any filings required under the Exchange Act, the filing of a pre-merger notification and report form under the HSR Act, the filing of any forms required to be filed under the foreign Antitrust Laws identified in Schedule 4.7, and the expiration or termination of the applicable waiting periods or consents required under such Antitrust Laws.

4.8 Litigation. There is no Litigation pending against any Buyer (or its Subsidiaries) which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or the Buyer Documents. No Buyer is subject to or bound by any currently existing Order that relates in material respect to this Agreement, the Companies or the transactions contemplated hereby.

4.9 Sufficiency of Funds. Each Buyer has, as of the date hereof, or will have, as of the Closing Date, sufficient funds to pay its respective portion of the Cash Purchase Price.

4.10 Parent Common Stock. The shares of Parent Common Stock to be delivered by Parent to the Sellers pursuant to this Agreement have been duly and validly authorized and issued by Parent, are fully paid and non-assessable, assuming the accuracy of the representations of the Companies and Sellers herein, were issued in compliance with applicable securities Laws or exemptions therefrom, were not issued in violation of any preemptive rights of any stockholder of Parent and shall be issued and delivered by Parent to the Sellers pursuant to this Agreement free of any Liens, subject to the restrictions set forth herein and applicable securities Laws.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Conduct of Business. From the date hereof through the earlier of the Closing and the termination of this Agreement (the “Pre-closing Period”), unless (x) Parent otherwise consents in writing, (y) otherwise expressly contemplated hereby or (z) otherwise required or prohibited, as the case may be, by applicable Law, the Sellers shall cause each Company and each Company Subsidiary to:

(a) use commercially reasonable efforts to operate the Business in the ordinary course of business and consistent with past practices and use its commercially reasonable efforts to maintain its business organization, and use its commercially reasonable efforts to preserve the goodwill of the Business and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Business;

(b) not make any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind, other than in the ordinary course of business consistent with past practices;

(c) (i) not increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) pay any bonus or other amount to any employee (other than the Albrechtslund Bonus Amount and/or the bonuses set forth on Schedule 5.19), or (iii) enter into or modify in any material respect any employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than pursuant to existing Contracts or Employee Benefit Plans or in the ordinary course of business consistent with past practices;

(d) not adopt or amend any Employee Benefit Plan, except as required by applicable Law or in the ordinary course of business consistent with past practices;

(e) use commercially reasonable efforts to maintain all insurance policies, all Permits and all other material rights or interests that are required for the Companies and each Company Subsidiary to carry on the Business in the ordinary course consistent with past practices;

(f) promptly notify Parent of the occurrence of any event described in Section 3.9, if any such event occurs or the Seller Group obtains Knowledge of any such event during the Pre-closing Period, or of any change in the information set forth on Schedule 3.23;

(g) not enter into any exclusive arrangements with any supplier unless such arrangements are terminable by such Company or such Company Subsidiary without penalty on thirty days’ or less notice;

(h) not engage in any transaction outside the ordinary course concerning the Business or the Assets with any Related Party (other than with respect to execution and delivery and performance of this Agreement and the Contemplated Transactions);

(i) not extend, amend, modify or enter into any new Business Contracts or any agreement other than in the ordinary course of business consistent with past practices, and not grant any license or sub-license of any Intellectual Property used in or associated with the Business which is owned or licensed by any Company or any Company Subsidiary;

(j) use commercially reasonable efforts to maintain, or cause to be maintained, the Owned Real Property and improvements located thereon in good condition (ordinary wear and tear excepted) and not materially modify any of the material improvements located on the Owned Real Property, except as required by applicable Law;

(k) not permit any material increase in the number of employees employed by the Companies or the Company Subsidiaries, taken as a whole, on the date hereof;

(l) except as required to comply with Section 5.18 below, not declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in, any of the Companies or any of the Company Subsidiaries or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, any of the Companies or any of the Company Subsidiaries, except that the Companies shall be permitted to declare, set aside, make and/or pay cash dividends in respect of the capital stock of the Companies (provided that (i) such dividends comply with applicable Law, are paid in full on or prior to the Closing and are paid solely with the cash on hand at such Company and (ii) the Companies and Company Subsidiaries shall not make any distribution that would cause such Company or such Company Subsidiary to be unable to pay off all indebtedness owed by such Company or such Company Subsidiary prior to or at Closing in accordance with this Agreement);

(m) not transfer, issue, sell, pledge, encumber or dispose of the equity interests or other securities of, or other ownership interests in, any of the Companies or any of the Company Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or other ownership interests in, any of the Companies or any of the Company Subsidiaries;

(n) not effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Companies or any of the Company Subsidiaries, or amend the terms of any outstanding securities of any of the Companies or any of the Company Subsidiaries;

(o) not amend the articles of incorporation or bylaws or equivalent organizational or governing documents of any of the Companies or any of the Company Subsidiaries;

(p) not make a change in its accounting or Tax reporting principles, methods or policies, other than as required by applicable Law;

(q) (i) not make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) not prepare or file any Tax return (or any amendment thereof) unless such Tax return shall have been prepared in a manner consistent with past practice and the Companies shall have provided Buyers a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed); and

(r) take or agree in writing to take any of the actions described in this Section 5.1, other than as expressly qualified above.

5.2 Access and Information. The Companies and the Company Subsidiaries shall grant to Buyers and their respective representatives reasonable access to each Company’s and each Company Subsidiary’s directors, managers, officers, agents, assets and properties and all relevant books, records and documents during normal business hours and shall furnish to Buyers such information, financial records and other documents as Buyers may reasonably request. The Companies and the Company Subsidiaries shall permit Buyers and their respective representatives access to the Companies’ and the Company Subsidiaries’ accountants and auditors, and, upon advance approval by the applicable Company (such approval not to be unreasonably withheld or delayed).

5.3 Supplemental Disclosure; Notification of Certain Events. Subject to applicable Law, the Companies (in the event that any Knowledge Party obtains knowledge thereof) shall give prompt notice to Buyers and Parent (on behalf of Buyers and only in the event Buyer obtains Knowledge thereof) shall give prompt notice to Sellers of (a) the occurrence or non-occurrence of any event, or the existence of any condition, whose occurrence or non-occurrence, or existence, would be likely to cause either (i) any representation or warranty contained in Articles II, III or IV, as applicable, to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date or (ii) any condition to this Agreement to be unsatisfied at the Closing Date and (b) any material failure of any Company, any Seller or any Buyer, as the case may be, or any officer, director, employee, agent or representative of any Company, any Seller or any Buyer, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such Person under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available under this Agreement to Buyers or Sellers, as the case may be.

5.4 Assistance with Permits and Filings.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Section 5.4(b), and not this Section 5.4(a), shall apply, subject to the terms and conditions set forth in this Agreement, each party shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Contemplated Transactions, including by (i) reasonably cooperating with each other in (A) determining whether any filings are required to be made with, or permits, compliance letters or Consents are required to be obtained from, any third parties or Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the continued operation of the Companies and the Business after the Closing and (B) timely making all such filings and timely seeking and obtaining all such permits and Consents, and (ii) subject to applicable Laws and the instructions of any Governmental Body, keeping each other reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other communications received by a party, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Body with respect to the Contemplated Transactions, obtaining any Permits, or any consents to assignment related thereto, that any Buyer will require in connection with the continued operation of the Company and the Business after the Closing.

(b) As soon as reasonably practicable following the execution of this Agreement, (i) and with respect to the filings required pursuant to this clause (i), in any event within 5 Business Days following the date hereof, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” (as defined in the HSR Act) with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications and other information (if any) required to be filed under the HSR Act with respect to the Contemplated Transactions and (ii) Buyers and, where required, the Companies (or the Sellers, as applicable) shall file within 5 Business Days following the date hereof (other than with respect to any filings in the United Kingdom) with the appropriate Governmental Bodies for the jurisdictions listed in Schedule 6.1(c) the notifications and other information (if any) required or, in the reasonable opinion of Buyers, advisable to be filed under applicable Antitrust Laws with respect to the Contemplated Transactions. As soon as reasonably practicable following the execution of this Agreement, Buyers and, where required, the Companies shall proceed to prepare and file with the appropriate Governmental Bodies such additional requests, reports or notifications as may be required or, in the reasonable opinion of Buyers, advisable in connection with this Agreement (including under any other Antitrust Laws) and shall diligently and expeditiously prosecute, and shall cooperate with each other in the prosecution of, such matters. Each party shall take all commercially reasonable actions to obtain any consents, waivers or expiration or termination of any waiting periods necessary, proper or advisable in connection with any review by the FTC, DOJ or other Governmental Bodies in order to consummate and make effective the Contemplated Transactions as promptly as possible, subject at all times to the provisions of Section 5.4(c). Each of Buyers and the Companies shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or under any other Antitrust Laws. Buyers and the Companies shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Body and shall respond as promptly as practicable to any inquiries or requests received from (x) the FTC and the DOJ in connection with any notifications filed pursuant to the HSR Act or (y) any other applicable Governmental Body in connection with any requests, reports or notifications filed under any other Antitrust Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of Parent, the other Buyers or any of their respective Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

5.5 Fulfillment of Conditions by Sellers. Each Seller shall not intentionally take any action that reasonably would be expected to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including by taking or causing to be taken any action that reasonably would be expected to cause the representations and warranties made by Sellers herein not to be true and correct as of the Closing. Except as otherwise set forth herein, each Seller shall use commercially reasonable efforts within such Seller’s power to cause to be fulfilled the conditions precedent to Buyers’ obligations to consummate the transactions contemplated hereby that are dependent on the actions of a Seller or a Company.

5.6 Fulfillment of Conditions by Buyers. Buyers shall not intentionally take any action that reasonably would be expected to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including by taking or causing to be taken any action that reasonably would be expected to cause the representations and warranties made by Buyers herein not to be true and correct as of the Closing. Except as otherwise set forth herein, each Buyer shall use commercially reasonable efforts to take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated hereby that are dependent on the actions of Buyers.

5.7 Publicity. Neither any Seller nor any Affiliate of any Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the Contemplated Transactions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) the Companies shall, if requested by Parent, consult with Parent for purposes of Parent preparing and issuing a press release with respect to this Agreement and the Contemplated Transactions and (ii) nothing in this Section 5.7 or otherwise shall prevent Parent or any member of the Seller Group (or any of their respective Affiliates) from making any public statement or disclosure to applicable Governmental Bodies concerning this Agreement or the terms and provisions hereof or the Contemplated Transactions if the disclosure of such information is required by applicable Law. The Parent shall issue an initial press release, which release (x) shall be approved by Representative (on behalf of Sellers), which approval shall not be unreasonably delayed, conditioned or withheld and (y) shall be timely issued in accordance with the Exchange Act.

5.8 Transaction Costs. Buyers shall pay all transaction costs and expenses (including legal, accounting and other professional fees) that they incur in connection with the negotiation, execution and performance of this Agreement and the Contemplated Transactions. The Seller Group shall pay all transaction costs and expenses (including legal, accounting and other professional fees) that any member of the Seller Group incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and any transfer Taxes (including sales, stamp and use Taxes) payable as of, or arising prior to, the Closing, incurred as a result of the Contemplated Transactions (all such costs, expenses and transfer Taxes collectively, the “Transaction Expenses”); provided, that all such Transaction Expenses set forth on the Flow of Funds Memorandum shall be paid prior to Closing or deducted from the Adjusted Cash Purchase Price pursuant to Section 1.2(a)(i), 1.6(a) and 1.6(s); provided, however, that in no event shall Buyers or the Companies have any obligation to pay any Transaction Expenses incurred after the Closing. Notwithstanding anything to the contrary herein, (a) the costs and expenses of any survey of the Owned Real Property, including any required revisions thereto, shall be paid by Buyer, and (b) the costs and expenses of any environmental site assessment of the Owned Real Property shall be paid by Parent; provided, however, that if more than one pre-merger notification filing under the HSR Act is required due to the structure of the Companies, Parent shall only pay the filing fees related to one such filing and the Sellers shall pay the filing fees to all additional filings.

5.9 No-Shop Provisions. Each Seller hereby covenants and agrees that: (a) such Seller shall not, and shall not permit any of such Seller’s Affiliates to, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the members, directors, managers, officers or employees of any of the Company or any Company Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by any member of the Seller Group or any Affiliate of any member of the Seller Group (collectively “Seller Representatives”) to take any such action; and (b) the applicable Seller shall promptly notify Buyers of all relevant terms of any such inquiries and proposals received by any member of the Seller Group or any Seller Representative relating to any of such matters, and if such inquiry or proposal is in writing, the applicable Seller shall promptly deliver or cause to be delivered to Buyers a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement), directly or indirectly, involving the Business: (i) any merger, consolidation, share exchange, business combination or similar transaction or any offer related thereto; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Assets, other than in the ordinary course of business; or (iii) any offer for any of the equity capital of the Companies or any Company Subsidiary. Each member of the Seller Group represents and warrants to Buyers that during the period from September 1, 2011 to the date hereof, the Companies and the Company Subsidiaries have negotiated exclusively with Buyers to reach a definitive agreement with respect to the sale of the Purchased Stock as contemplated by this Agreement and has not conducted discussions or negotiations with any other Person with respect to a Competing Transaction.

5.10 Nondisclosure. Parent and Skagen US are parties to that certain Confidentiality Agreement, entered into as of January 25, 2011, relating to the subject matter of this Agreement (the “Confidentiality Agreement”), and which is intended to remain a separate and distinct contractual obligation of each of the parties. Each member of the Seller Group and each Buyer hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the full extent as if such party were an original signatory thereto, such that each member of the Seller Group shall have the rights and obligations of Skagen US and such that each Buyer shall have the rights and obligations of Parent. Each member of the Seller Group acknowledges and agrees that all customer, prospect and marketing lists and strategies, sales data, processes, know-how, trade secrets, supplier lists, details of contracts, pricing policies, operational methods, bidding information, practices, policies or procedures, product development techniques or plans and other confidential information of the Companies and the Company Subsidiaries (collectively, “Confidential Information”) are valuable assets and, following the Closing, will be owned exclusively by the Companies or the applicable Company Subsidiaries or their respective Affiliates, as controlled by Buyers. From the date hereof until the expiration of the Non-competition period, each Seller shall, and shall use its commercially reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to any Seller or the Seller Representative of such Seller by Buyers, as confidential and not to make use of such information for such Seller’s or such Seller Representative’s own purposes or for the benefit of any other Person (other than in connection with operating the Business prior to the Closing or on behalf of, and at the direction of, any Buyer after the Closing); provided, however, that Confidential Information and any other confidential information furnished by Buyers shall not include (i) any information which is readily available in the public domain, (ii) information which was provided to such Seller or a Seller Representative by a third party without violation of any confidential obligation owed to Parent, the Companies, the Company Subsidiaries or their respective Affiliates or (iii) information which such Seller or a Seller Representative can demonstrate resulted from its own research and development, independent of such Confidential Information or other confidential information furnished by Buyers, the Companies or any Company Subsidiary; provided, further, however, that this Section 5.10 shall not restrict such Seller or a Seller Representative from providing information which is required to be produced under applicable Law (provided that such Seller or such Seller Representative provide Parent with timely notice of such requirement and an opportunity to excuse or restrict such production).

5.11 Tax Information. Sellers, on the one hand, and Buyer, on the other hand, shall provide the other party with such reasonable cooperation and information as each of them reasonably may request of the other in filing any return, amended return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes; provided, that Sellers shall only be entitled to file any such return, amended return or claim for a refund of Taxes with respect to their Forms 1120 S with respect to Skagen US. Such reasonable cooperation and information shall include providing copies of relevant returns of Taxes, or portions thereof, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

5.12 Parent Common Stock Issuable. Parent shall at all times have and keep available for issuance such number of shares of Parent Common Stock as shall be sufficient to permit the issuance of the maximum number of Earnout Shares issuable pursuant to this Agreement, including as may be adjusted for share splits, combinations, share dividends or other similar transactions as of the date of determination.

5.13 Debt; Pay-off Letters. Not later than 5 Business Days prior to the Closing Date, the Companies shall provide Parent with (i) a certificate of the Companies setting forth an estimate of the balance of all indebtedness of the Company and the Company Subsidiaries as of the beginning of business on the Closing Date and (ii) customary pay-off letters, each in a form reasonably acceptable to Parent and including any necessary release of Liens upon payment of all amounts specified thereunder, in respect of all outstanding indebtedness of the Companies and the Company Subsidiaries (other than indebtedness solely among the Companies or any of the Company Subsidiaries) to be repaid as of the Closing Date (the “Third Party Payoff Letters”). The Companies shall also use commercially reasonable efforts to make arrangements reasonably satisfactory to Parent for such debt holders to provide to Parent recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Parent at least 3 Business Days prior to the Closing such that all Liens granted to such debt holders in respect of such indebtedness on the assets or properties of any of the Companies or any of the Company Subsidiaries that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.

5.14 Books and Records. At or promptly following the Closing, to the extent that any of the Companies’ or the Company Subsidiaries’ books, records, ledgers, disks, proprietary information, data and depositories of information are in the sole control and possession of the Sellers, such Sellers will deliver to Parent or otherwise make available the originals or, to the extent originals are not available, copies, of all of the Companies’ and their respective Company Subsidiaries’ books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Companies, the Company Subsidiaries, the Assets or the Business. All such books, records, ledgers, disks, proprietary information, data and depositories of information not in the sole control and possession of the Sellers will as of the Closing be in the sole control and possession of the applicable Company or Company Subsidiary.

5.15 Bank Accounts. Sellers will use commercially reasonable efforts to cause each of the persons designated by Parent at least 7 Business Days prior to the Closing Date to have been added or removed, as the case may be, in each case effective as of the Closing Date, as authorized individuals to draw on or make withdrawals from the Companies’ bank accounts, and to deliver to Parent documentation evidencing the foregoing.

5.16 Release by Sellers. Effective upon the Closing, each of the Sellers, for himself or herself and his or her heirs, beneficiaries, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Companies, the Company Subsidiaries and their respective directors (including the former directors of the Companies), managers, officers and employees, their respective successors, assigns and Affiliates, and each other Seller or his or her heirs, executors, administrators, successors or assigns, from and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, relating in any way, directly or indirectly, to either any Company, any Company Subsidiary, this Agreement or the Contemplated Transactions, in each case, existing or based on any event, condition or circumstance existing at any time up to and including the Closing, that such Seller may have had, now have or may hereafter claim to have against any such Person; provided, that the foregoing release is not intended to and shall not (i) affect any obligations of Buyers to Sellers under this Agreement or the documents executed in connection herewith or (ii) affect any obligations of the Companies or the Company Subsidiaries with respect to the payment of any salaries, commissions, bonuses and expenses that were accrued on or prior to the Closing in the ordinary course of business and unpaid as of the Closing and any accrued and unpaid vacation time.

5.17 Payments under Albrechtslund Employment Agreement. After the satisfaction of all closing conditions that are outside the control of Sellers or to be satisfied simultaneously with (or during the two days prior to) Closing (excluding the condition that the covenant set forth in this Section 5.17 shall have been performed), on or before the day before the Closing Date, Skagen HK shall pay, at no additional cost or expense to the Buyers, all amounts due under the Albrechtslund Employment Agreement, as amended by the Albrechtslund Amendment.

5.18 Cash Dividends of the Companies. On or prior to the Closing, the Sellers shall cause the Companies to pay to their respective shareholders a dividend equal to substantially all surplus cash (excluding any cash or cash equivalents necessary to operate the Business on a day-to-day basis) held by the Companies and the Company Subsidiaries in accordance with all applicable Laws; provided, that Sellers shall cause the Companies and the Company Subsidiaries to retain enough cash in the Companies and Company Subsidiaries to continue to pay off all Liabilities (including, without limitation, the Albrechtslund Bonus Amount) as such are due in the ordinary course of business and to pay off all outstanding indebtedness to the extent possible of such Company and such Company Subsidiaries prior to Closing.

5.19 Pre-Closing Bonus Payments. After the satisfaction of all closing conditions that are outside the control of Sellers or to be satisfied simultaneously with (or during the two days prior to) Closing (excluding the condition that the covenant set forth in this Section 5.19 shall have been performed), on or before the day before the Closing Date, Sellers shall cause the applicable Company or Company Subsidiary (that employs such Person) to pay those certain bonus payments in the amounts and to those certain employees of such Company or Company Subsidiary as set forth on Schedule 5.19; provided, that notwithstanding anything herein or otherwise to the contrary, none of Edmund Ching, Lars Kornbech, Anita Jensen or Rene Frandsen, to the extent such Person receives a bonus payment as described in this Section 5.19, shall receive such Person’s bonus payment set forth on Schedule 5.19 unless and until such Person executes and delivers to the Companies and Parent a release substantially in the form attached hereto as Exhibit A.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Obligations of Buyers. The obligations of Buyers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyers in writing:

(a) (i) all representations and warranties of the Companies and Sellers contained in this Agreement (other than Sections 2.1, 2.3, 3.2, 3.3, 3.8, 3.9(a), 3.10, 3.12, 3.18 and 3.21) were, as of the date of this Agreement, and shall have been true and correct in all respects (other than any Immaterial Breach or Immaterial Breaches of such representations and warranties) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for any representation or warranty made or given as of a specific date, which will be true and correct (other than any Immaterial Breach or Immaterial Breaches of such representations and warranties) as of such specified date), (ii) the representations and warranties of the Companies set forth in Sections 3.8, 3.9(a), 3.10, 3.12, 3.18 and 3.21 were, as of the date of this Agreement, and shall have been true and correct in all material respects (provided that any representation or warranty of Sellers contained herein that is subject to a materiality, Material Adverse Change or similar qualification shall have been true, accurate and complete in all respects for purposes of determining the existence of any breach thereof on the part of Sellers or the Companies) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for any representation or warranty made or given as of a specific date, which will be true and correct in all material respects as of such specified date) and (iii) the representations and warranties of the Companies and Sellers set forth in Sections 2.1, 2.3, 3.2 and 3.3 were, as of the date of this Agreement, and shall have been true and correct in all respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for any representation or warranty made or given as of a specific date, which will be true and correct as of such specified date);

(b) each member of the Seller Group shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them in all material respects (except with respect to the delivery of the shares of Purchased Stock under Section 1.6(f), which shall be performed in all respects) at or prior to the Closing, including the delivery of all items required to be delivered by Sellers pursuant to Section 1.6;

(c) the waiting period (and extensions thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign Antitrust Law or regulation set forth on Schedule 6.1(c) shall have expired or been terminated, except in relation to the United Kingdom, to which the provisions of Section 6.1(d) shall apply;

(d) Buyers have received confirmation from the Office of Fair Trading in the United Kingdom that:

(i) the Contemplated Transactions do not constitute a relevant merger situation within the meaning of Part 3 of the Enterprise Act 2002; or

(ii) the Contemplated Transactions will not be referred to the Competition Commission in the United Kingdom for further investigation in accordance with Part 3 of the Enterprise Act 2002, because (A) the Office of Fair Trading does not believe that the Contemplated Transactions will result or may be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom; or (B) Buyers have given undertakings to the Office of Fair Trading in accordance with Part 3 of the Enterprise Act 2002 and the terms of those undertakings are in all respects satisfactory to Buyers;

(e) as of the Closing Date, there shall be no pending or threatened, in writing, Litigation and no notice of an intent to commence Litigation by any Person seeking to enjoin any material aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement, or otherwise materially affecting the Companies, the Company Subsidiaries or the Business;

(f) there shall not be outstanding any option to acquire from any Company or any Company Subsidiary any shares of capital stock (other than options that will automatically terminate upon consummation of the Closing);

(g) from the date hereof until the Closing Date, there shall not have occurred and be continuing any Material Adverse Change; and

(h) (i) each of the Key Employees shall have entered into an Employment, Noncompetition and Nonsolicitation Agreement with the Companies effective as of the Closing Date; (ii) each such Employment, Noncompetition and Nonsolicitation Agreement shall be in full force and effect; and (iii) each Key Employee shall remain employed by the applicable Company.

6.2 Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Sellers in writing:

(a) all representations and warranties of Buyers contained in this Agreement were, as of the date of this Agreement, and shall have been true and correct in all material respects (provided that any representation or warranty of Sellers contained herein that is subject to a materiality, Material Adverse Change or similar qualification shall have been true, accurate and complete in all respects for purposes of determining the existence of any breach thereof on the part of Sellers or the Companies) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for any representation or warranty made or given as of a specific date, which will be true and correct as of such specified date);

(b) Buyers shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by Buyers in all material respects at or prior to the Closing, including the delivery of all items required to be delivered by Buyers pursuant to Section 1.6;

(c) the waiting period (and extensions thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation set forth on Schedule 4.7 shall have expired or been terminated; and

(d) as of the Closing Date, there shall be no pending or threatened, in writing, Litigation and no notice of an intent to commence Litigation by any Person seeking to enjoin any material aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement, or otherwise materially affecting the Companies, the Company Subsidiaries or the Business.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Buyers. Notwithstanding any investigation by Buyers or their representatives, from and after the Closing, each Seller shall, jointly and severally, indemnify, defend and hold Buyers, their respective Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all liabilities, obligations, claims (including, solely with respect to Section 7.1(d), asserted claims), damages, costs and reasonable expenses, including all investigative costs, court costs, litigation expenses and reasonable attorneys’ and accountants’ fees incurred (or, solely with respect to Section 7.1(d), in the case of asserted claims, to be incurred) (collectively, “Losses”) that any Buyer Party suffers or incurs (or, solely with respect to Section 7.1(d), in the case of asserted claims, may suffer or incur) as a result of or relating to:

(a) the inaccuracy, misrepresentation or breach of any representation or warranty made by the Companies or any Seller in this Agreement;

(b) the breach of any covenant or agreement made by any member of the Seller Group in this Agreement;

(c) the Companies’ redemption of their capital stock from the Sellers and previous stockholders of the Company or any previous sale, transfer or assignment of the Purchased Stock or any capital stock of the Companies, in each case, on or before the Closing;

(d) all Taxes of the Companies and the Company Subsidiaries in respect of the Pre-Closing Period, including Taxes arising as a result of the §338(g) Election or the §338(h)(10) Election;

(e) distributions made or dividends paid by any of the Companies or any Company Subsidiary to its shareholders or holders of other equity interests thereof on or before the Closing; or

(f) any failure of the Sellers to cause Skagen HK to pay in full all amounts due to Mr. Albrechtslund in accordance with Section 5.17 hereunder.

provided, that (I) except with respect to (i) the inaccuracy, misrepresentation or breach or the alleged inaccuracy, misrepresentation or breach of the representations and warranties set forth in Section 2.1 (Authorization of Agreement), Section 2.3 (Ownership and Transfer of Purchased

Stock), Section 3.1 (Organization), Section 3.2 (Authority; Enforceability; Ownership of the Companies and the Company Subsidiaries), Section 3.3 (Capitalization), Section 3.10 (Taxes), or Section 10.3 (Brokers) (collectively, the “Special Indemnification Representations”); or (ii) any fraud (which shall, in all instances in this Article VII, require scienter) or intentional or criminal misconduct by any member of the Seller Group in connection with this Agreement, the documents executed in connection herewith or the Contemplated Transactions, for which no such limitation will apply, the Buyer Parties shall not be entitled to indemnification under paragraph (a) of this Section 7.1 unless the aggregate amount of all Losses suffered or incurred by the Buyer Parties (without duplication) resulting out of or relating to the matters set forth in such paragraph exceeds $750,000 (the “Deductible”) in which case the Buyer Parties shall be entitled to indemnification only for the amount of all Losses greater than the Deductible and (II) except with respect to (i) the inaccuracy, misrepresentation or breach or the alleged inaccuracy, misrepresentation or breach of the Special Indemnification Representations or Section 3.12 (Compliance with Laws) or Section 3.18 (Intellectual Property Rights) or (ii) any fraud or intentional or criminal misconduct by any member of the Seller Group in connection with this Agreement, the documents executed in connection herewith or the Contemplated Transactions, for which no such limitation will apply, the maximum aggregate liability for which the Buyer Parties shall be entitled to indemnification under paragraph (a) of this Section 7.1 is the Escrow Amount contained in the Escrow Account (the “Cap”). The limitations set forth in this proviso with respect to the Deductible and the Cap shall be wholly inapplicable to any claims for indemnification under Section 7.1(b), Section 7.1(c), Section 7.1(d) and Section 7.1(e). To the extent a Buyer Party has a claim for indemnification under both Section 7.1(a) and Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) arising out of or related to the same set of facts or circumstances, the limitations of the Deductible and the Cap shall not apply to such matter, regardless of the claim actually asserted by the Buyer Party. For purposes of calculating the amount of any Losses for any indemnification claim pursuant to this Section 7.1, all materiality qualifiers shall be excluded from and given no effect with respect to the calculation of the amount of any Losses attributable to each representation and warranty; provided that, such qualifiers will not be disregarded with respect to determining whether an inaccuracy, misrepresentation or breach of any representation or warranty has occurred. Notwithstanding anything herein to the contrary, no Seller shall be liable for, or obligated to pay, any Buyer Party any Losses arising under Section 7.1(a) (except with respect to (x) the inaccuracy, misrepresentation or breach or the alleged inaccuracy, misrepresentation or breach of the Special Indemnification Representations or (y) any fraud or intentional or criminal misconduct by any member of the Seller Group in connection with this Agreement, the documents executed in connection herewith or the Contemplated Transactions, for which no such limitation will apply) to the extent such Losses are less than or equal to $25,000 (the “De Minimis Basket”); provided, that for the purposes of calculating Losses and evaluating whether such Losses exceed the De Minimis Basket, all Losses arising out of, or in connection with, a series of related events or circumstances shall be aggregated.

THESE INDEMNITY OBLIGATIONS ARE INTENDED TO ALLOCATE LIABILITY FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY BUYER PARTY AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS, AS WELL AS, NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL AND SAFETY REQUIREMENTS, INCLUDING CERCLA. This paragraph is intended solely to ensure no legal concept of “express negligence” or “conspicuousness” limits any party’s ability to realize the benefits of the contractual provisions hereof and this paragraph is not intended to, and shall not, create any independent basis for recovery by any party against any other party. Buyers acknowledge and agree that no claim, other than fraud, shall be instituted, or rights shall be asserted, against any of the officers (in their capacities as such) with respect to any inaccuracies contained, or any breach of any representations, warranties, covenants or agreements specified, in the certificates delivered pursuant to Sections 1.6(l) and 1.6(m)

7.2 Indemnification of Sellers. From and after the Closing, Parent shall indemnify, defend and hold Sellers and their respective agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller suffers or incurs as a result of or relating to:

(a) the inaccuracy, misrepresentation or breach of any representation or warranty made by Buyers in this Agreement;

(b) the breach of any covenant or agreement made by Buyers in this Agreement or pursuant hereto; or

(c) any and all expenses incident to any and all Losses with respect to which indemnification is provided hereunder;

provided, that no Seller will be entitled to indemnification for any Losses for which the Buyer Parties are entitled to indemnification under Section 7.1; and provided further, that except with respect to (i) the inaccuracy, misrepresentation or breach or the alleged inaccuracy, misrepresentation or breach of the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority; Enforceability), 4.10 (Parent Common Stock), or Section 10.3 (Brokers); or (ii) any fraud or intentional or criminal misconduct by Buyers in connection with this Agreement, the documents executed in connection herewith or the Contemplated Transactions, in the case of clauses (i) and (ii) for which no such limitation will apply, (A) the Sellers shall not be entitled to indemnification under paragraph (a) of this Section 7.2 unless the aggregate amount of all Losses for which indemnification is sought by the Seller Parties pursuant to such paragraph exceeds an amount equal to the Deductible in which case the Seller Parties shall be entitled to indemnification only for the amount of all Losses greater than the Deductible; and (B) the maximum aggregate liability for which the Seller Parties shall be entitled to indemnification under paragraph (a) of this Section 7.2 is an amount equal to the Cap. Notwithstanding anything herein to the contrary, no Buyer shall be liable for, or obligated to pay, any Seller Party any Losses arising under Section 7.2(a) (except with respect to (x) the inaccuracy, misrepresentation or breach or the alleged inaccuracy, misrepresentation or breach of the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority; Enforceability), or Section 10.3 (Brokers); or (y) any fraud or intentional or criminal misconduct by Buyers in connection with this Agreement, the documents executed in connection herewith or the Contemplated Transactions, in the case of clauses (x) and (y) for which no such limitation will apply) to the extent such Losses are less than or equal to the De Minimis Basket; provided, that for the purposes of calculating Losses and evaluating whether such Losses exceed the De Minimis Basket, all Losses arising out of, or in connection with, a series of related events or circumstances shall be aggregated.

7.3 Survival. If the Closing occurs, the representations and warranties of the Companies, Sellers and Buyers made in or pursuant to this Agreement and the closing certificates attached hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the eighteen month (18) anniversary of the Closing; provided, that (a) the representations and warranties set forth in Section 2.1 (Authorization of Agreement), Section 2.3 (Ownership and Transfer of Purchased Stock), Section 3.1 (Organization), Section 3.2 (Authority; Enforceability; Ownership of the Companies and the Company Subsidiaries), Section 3.3 (Capitalization), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability) and Section 10.3 (Brokers) will survive indefinitely; (b) the representations and warranties set forth in Section 3.10 (Taxes), Section 3.15 (Employee Benefit Plans), Section 3.18 (Intellectual Property Rights) or Section 3.19 (Environmental Matters), will survive until thirty (30) calendar days after the expiration of the statute of limitations applicable to such violation (including any extension of such statute of limitations agreed to by the Representative on behalf of Sellers, which agreement shall not be unreasonably withheld, conditioned or delayed); (c) the representations and warranties set forth in Section 3.12 (Compliance with Laws) will survive until the fifth anniversary of the Closing; (d) the representations and warranties set forth in Sections 4.6 (SEC Reports; NASDAQ Compliance), and 4.10 (Parent Common Stock) will survive until 30 days following the Earnout Common Stock Issuance Date and (e) any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 7.1(a) or Section 7.2(a) will survive until such claim is finally resolved if Parent notifies the Representative, or if the Representative notifies Parent, as applicable, of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 7.1(a) or Section 7.2(a) based on the misrepresentation or breach or alleged misrepresentation or breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder. If the Closing occurs, the covenants and agreements of the Companies, Sellers and Buyer made in or pursuant to this Agreement shall expire and be of no further force or effect as of the Closing, except to the extent such covenants or agreements expressly provide that they are to be performed (in whole or in part) after the Closing; provided, however, that no right to indemnification pursuant to this Article VII in respect of any claim based upon any breach of a covenant or agreement shall be affected by the expiration of such covenant.

7.4 Indemnification Rights.

(a) Except as set forth in this Article VII, the right to indemnification, reimbursement for or payment of Losses to a Buyer Party or Seller Party, as applicable, or other remedy based on any such representation, warranty, agreement, covenant or obligation shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Except as set forth herein, the waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any agreement, covenant or obligation, shall not affect the right to indemnification, reimbursement for or payment of damages or any other remedy based on such representation, warranty, agreement, covenant and obligation.

(b) Sellers shall have no right of contribution or other recourse against the Companies or any of the Company Subsidiaries or their respective directors, managers, officers, employees, Affiliates, agents, attorneys, stockholders, members, assigns or successors for any third party claims asserted by the Buyer Parties, it being acknowledged and agreed that the covenants and agreements of the Companies contained herein are solely for the benefit of the Buyer Parties.

(c) Other than fraud or intentional or criminal misconduct by any member of the Seller Group in connection with this Agreement, if the Closing occurs, the Buyer Parties shall not be entitled to recover any Losses from the Sellers in respect of any Claims under or pursuant to Sections 7.1(a) (with respect to any Special Indemnification Representations or Section 3.12 (Compliance with Laws) or Section 3.18 (Intellectual Property Rights)), 7.1(b), 7.1(c), 7.1(d) or 7.1(e) in excess of an amount equal to the portion of the Adjusted Cash Purchase Price payable to the Sellers pursuant to this Agreement (including the amount contributed to the Escrow Account) plus the value of any shares of Parent Common Stock actually received by such Sellers (which Parent Common Stock shall be valued at (x) the price at which such Seller sold any such shares of Parent Common Stock or (y) to the extent any such shares of Parent Common Stock have not been sold, the then market price equal to the closing trading price of the Parent Common Stock on the day immediately preceding the day such indemnification payment is paid to the Buyer Parties).

(d) Other than fraud or intentional or criminal misconduct by any member of the Seller Group in connection with this Agreement, if the Closing occurs, the indemnification, compensation and reimbursement remedies set forth in this Article VII (subject to the survival periods and other limitations set forth herein, which shall control over any statutory or common law provisions or principles to the contrary) shall be the sole and exclusive remedy of all Buyer Parties against the Sellers arising out of, resulting from or with respect to (A) any of the matters referred to in Section 7.1, or (B) a breach of this Agreement or any certificate or instrument delivered in connection herewith, other than equitable remedies.

(e) Notwithstanding anything to the contrary contained herein, the Sellers shall not be liable to or otherwise responsible to any Buyer Party under this Article VII for consequential, exemplary, punitive, remote, speculative, or similar damages.

(f) The amount of indemnifiable Losses shall take into account (i) any insurance proceeds actually recovered from an insurance carrier (net of any applicable deductibles and other costs or expenses directly relating to such recovery) by the applicable Buyer Party with respect to the underlying Claim, and (ii) any indemnity or contribution amounts actually recovered from third parties (net of any applicable costs or expenses of recovery or collection thereof); provided, that (A) no Buyer Party shall be required to seek recovery from any insurance carrier prior to proceeding against Sellers for an indemnification claim hereunder and (B) the existence of insurance and any potential recovery thereunder shall not limit the amount of indemnifiable Losses that a Buyer Party may seek or recover unless such Buyer Party has actually received such insurance proceeds; provided, further, that if a Buyer Party receives insurance proceeds after having received payment from Sellers with respect to an indemnifiable Loss, such Buyer Party shall refund such Sellers up to the lesser of (x) the amount of the insurance proceeds received or (y) the amount of indemnification received by the Buyer Party from Sellers.

(g) The Buyer Parties shall not be entitled to collect Losses for indemnifiable matters pursuant to Section 7.1 for specific liabilities accrued for and reserved against with specificity as part of the Preliminary Working Capital or the Final Working Capital, only with respect to the specific liability reserved against and only up to the amount of such liabilities accrued for and reserved against in such Preliminary Working Capital or Final Working Capital.

7.5 Notice. Any party entitled to receive indemnification under this Article VII (the “Indemnified Party”) shall give prompt written notice (a “Claim Notice”) to the party required to provide such indemnification (the “Indemnifying Party”) promptly after becoming aware of the occurrence of any indemnifiable Loss, or the assertion of any direct claim or the commencement of any direct action or proceeding by a third party (a “Third Party Claim”), in each case, in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice shall not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby. Each Claim Notice shall include a reasonably detailed reference (based upon the information then possessed by the Indemnified Party) to the event or events forming the basis of such Loss, the nature of such Claim and the amount of such Loss (or a good faith estimate based on the information then possessed by the Indemnified Party of the amount of such Loss) (the “Claim Amount”).

7.6 Defense of Claims.

(a) Upon receipt of a Claim Notice with respect to any Third Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iii) the Claim does not primarily relate to the Indemnified Party’s relationship with any customer, supplier or employee.

(b) If the conditions of Section 7.6(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld, conditioned or delayed; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates;

(iii) the Indemnifying Party may otherwise settle such Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld, conditioned or delayed; and (iv) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (1) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (2) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c) If the conditions of Section 7.6(a) are not satisfied (including if the Indemnifying Party elects not to assume and control the defense of any Claim), the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed); provided, that the Indemnified Party will not be required to obtain any consent of the Indemnifying Party to the determination of such Claim (and will not prejudice its right to be indemnified with respect to such Claim by settling such Claim) if the Indemnifying Party is asserting that it has no obligation to indemnify the Indemnified Party in respect of such claim.

(d) The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. Parent or the Representative (on behalf of the Sellers), as the case may be, shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of the records and information that are relevant to such Third Party Claim, and making employee available on a mutually convenient basis to provide testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, and to provide additional information and explanation of any material provided in connection therewith, as may be reasonably requested in connection therewith.

7.7 Escrow. As security for the obligations of Sellers under this Article VII, and to provide a source of reimbursement and indemnification to the Buyer Parties, on the Closing Date, Buyers shall deliver to Wells Fargo Bank, National Association, a national banking association, as agent to Buyers and Sellers (the “Escrow Agent”), in immediately available funds, to the account(s) designated by the Escrow Agent (the “Escrow Account”), an amount or amounts in cash equal in the aggregate to the Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Parent, the Representative and the Escrow Agent substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”). Any payment Sellers are obligated to make to any of the

Buyer Parties pursuant to this Article VII shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Buyer Parties from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to pay any remaining sums due, then Sellers shall be required, on a joint and several basis, to pay all of such additional sums due and owing to the Buyer Parties by wire transfer of immediately available funds within five Business Days after a “final determination” of a Loss and the Sellers’ liability therefor. On the eighteen month anniversary of the Closing Date, the Escrow Agent shall release the Escrow Amount to Sellers, except that the Escrow Agent shall retain an amount (up to the lesser of (x) the Escrow Amount and (y) the total amount then held by the Escrow Agent) equal to the aggregate of the Claim Amounts in respect of any claims for indemnification under this Article VII asserted prior to the eighteen month anniversary of the Closing Date but not yet resolved (“Unresolved Claims”). The portion of the Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Parties for any such claims resolved in favor of the Buyer Parties) upon their resolution in accordance with this Agreement and the Escrow Agreement. All fees and expenses owed to the Escrow Agent in connection with the Escrow Agreement shall be paid on the Closing Date by Buyers. For purposes of this Section 7.7, a “final determination” shall exist when (i) Parent and the Representative have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

7.8 Tax Matters.

(a) Liability for Taxes. Sellers shall be liable for all Taxes (including, specifically, for this purpose, Taxes that are due with respect to Tax returns that are required to be filed by the Company for the taxable period ended on or before the Closing Date) of the Companies and the Company Subsidiaries with respect to any and all periods, or portions thereof, ending on or before the Closing Date (“Pre-Closing Date Period”) and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes (including Taxes arising as a result of the §338(g) Election or the §338(h)(10) Election). Buyers shall be liable for Taxes of the Companies and the Company Subsidiaries with respect to any and all periods, or portions thereof, beginning after the Closing Date (“Post-Closing Date Period”) and for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes. Any and all transactions or events contemplated by this Agreement that occur at or prior to the Closing Date shall be deemed to have occurred in the Pre-Closing Date Periods.

(b) Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a taxable period which begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the Pre-Closing Date Period shall be determined as follows:

(i) In the case of ad valorem Taxes and franchise or similar Taxes imposed on the Companies and the Company Subsidiaries based on capital (including net worth or long-term debt) or the number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Date Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Date Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of tax attributable to the Pre-Closing Date Period shall not exceed the amount of Tax the Companies and the Company Subsidiaries would have paid if its taxable period ended immediately prior to the Closing Date.

(ii) In the case of all other Taxes, the portion attributable to the Pre-Closing Date Period shall be determined on the basis of an interim closing of the books of the Companies and the Company Subsidiaries as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Date Period shall be determined on the basis of such interim closing of the books, without annualization. The hypothetical Tax for any period shall in no case be less than zero ($0). Taxes attributable to the Pre-Closing Date Period shall be determined under the same method of accounting used by the Companies and the Company Subsidiaries during that period.

(iii) Notwithstanding anything herein to the contrary, all Taxes of the Sellers, the Companies and/or the Company Subsidiaries attributable to an election made pursuant to Section 1.9 shall be allocable to the Pre-Closing Tax Period.

(c) Administration of Tax Matters. Sellers shall prepare and timely file, or cause to be timely filed, for the Companies and the Company Subsidiaries, with reasonable assistance of the Companies and the Company Subsidiaries, Tax returns that are required by Law to be filed in respect of Pre-Closing Date Periods, including, but not limited to, federal income tax returns and profits tax returns. Sellers shall, at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax return(s) to Buyers. Buyers shall, within ten (10) days of receiving such Tax return(s), advise Sellers regarding any matters in such Tax return(s) that it considers detrimental to Buyers and/or the Companies and the Company Subsidiaries, and with which it disagrees. In such case, Sellers and Buyers shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. Without limiting the foregoing or any right of the Buyer Parties under this Article VII, Sellers and Buyers acknowledge and agree that any reasonable positions, subject to applicable Laws, taken by Skagen US Sellers based upon the Geneva Corporate Finance Evaluation of Skagen US and Skagen Designs, A/S, dated as of February 5, 2001 shall be reasonably acceptable to Sellers and Buyers. Sellers shall provide to Buyers a copy of all such Tax return(s) together with the work papers and schedules utilized in their preparation. Buyers, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes and Tax returns. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-or-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Buyers agree to retain all books and records, with respect to tax matters pertinent to the Companies and the Company Subsidiaries relating to any Pre-Closing Date Periods, and to any tax periods beginning before the Closing Date and ending after the Closing Date, until the expiration of any applicable statute of limitations or extensions thereof. Buyers, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes and Tax returns. In respect of Pre-Closing Date Periods, the provisions of Section 7.6 shall apply, including but not limited to Sellers’ ability to elect to be the Controlling Party. With respect to any such matters for which Sellers elect to be the Controlling Party, Sellers shall use commercially reasonable efforts to provide to Buyers a timely and mutually satisfactory solution to such disputed matters.

(d) Amended Tax Returns. Sellers may not file any amended Tax returns or refund claims in respect of any taxable period of the Company ending on or prior to the Closing Date without the prior written consent of Buyers, which shall not be unreasonably withheld.

ARTICLE VIII

NONCOMPETITION AGREEMENT

8.1 Noncompetition.

(a) In consideration of the purchase of the Purchased Stock (and the goodwill associated therewith) and the Business, each Seller covenants to Buyers that, for a period of three years from the Closing Date (the “Non-Competition Period”), without the prior written consent of Parent (which consent may be withheld in the sole and absolute discretion of Parent), neither any Seller nor any Affiliate of any Seller shall, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (i) engage in, manage, operate, control, participate in the ownership or have any financial interest in any other Person that engages in, the business of developing, processing, manufacturing, marketing, distributing or selling any product or service that competes with, is related to or is in any way associated with the Business as conducted by the Companies at and during the 24-month period immediately preceding the Closing (each such product or service, a “Competing Product/Service”); (ii) solicit or knowingly influence, or attempt to solicit or influence, any customer or any reasonably potential customer of the Companies or the Company Subsidiaries at or during the 24-month period immediately preceding the Closing, or any Person that is, or within the 24-month period preceding the Closing Date was, a distributor, wholesale account, travel retail account or any other non-direct retail purchaser of products or services from any Company or any Company Subsidiary, in each case, to purchase a Competing Product/Service from any Person other than Buyers or their Affiliates; or (iii) employ, or recruit or solicit for employment, any employee of any Company or any Company Subsidiary who was at or during the 24-month period immediately preceding the Closing an employee of any Company or any Company Subsidiary.

(b) Exception. It will not be a violation of the restrictive covenant set forth in Section 8.1(a) for any Seller or any Affiliate of any Seller to:

(i) invest in or own publicly-traded equity or debt securities constituting less than one percent (1%) of the outstanding securities of such class;

(ii) invest in or own equity interests in a privately-held debt or equity investment fund if; provided that (1) the equity interests held by such Seller or its Affiliates collectively represent less than one percent (1%) of the outstanding equity interests in such fund and (2) such Seller and its Affiliates do not have the ability to control or exercise any managerial influence over such fund; or

(iii) place general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Companies or any of the Company Subsidiaries.

(c) Equitable Relief. Each Seller acknowledges and agrees that Buyers would be irreparably harmed by any violation of the restrictive covenant set forth in Section 8.1(a) and that, in addition to all other rights and remedies available to Buyers at law or in equity, Buyers shall be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If any Seller or any Affiliate of any Seller violates Section 8.1(a), the period of time during which the provisions thereof are applicable shall automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

(d) Representations. Each Seller represents to Buyers that such Seller is willing and able to engage in businesses that are not restricted pursuant to this Section 8.1 and that enforcement of the restrictive covenant set forth in this Section 8.1 will not be unduly burdensome to such Seller. Each Seller acknowledges that such Seller’s agreement to the restrictive covenant set forth in this Section 8.1 is a material inducement and condition to Buyers’ willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each Seller acknowledges and agrees that the restrictive covenant and remedies set forth in this Section 8.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Companies, the Company Subsidiaries, Buyers and their respective Affiliates (including, after the Closing, the Business).

(e) Court Modification. Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 8.1 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the Companies, the Company Subsidiaries, Buyers and their respective Affiliates and the Business, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 8.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the Companies, the Company Subsidiaries, Buyer and their respective Affiliates (including, after the Closing, the Business). Each Seller acknowledges that Buyers and their Affiliates have a global presence and an international market and therefore have need of a global geographic restriction.

(f) No Defense to Enforcement. Any alleged breach, claim or cause of action by any Seller against any Company, any Company Subsidiary, any Buyer or their respective Affiliates for any reason (other than the obligation to pay the Sellers the Purchase Price) shall not constitute a defense to enforcement of the restrictions or covenants set forth in this Article VIII and shall not be used to deny injunctive or monetary relief.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing, as follows:

(a) by Parent if (i) (x) there is a material breach of any warranty, representation, covenant or obligation of the Seller Group such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 6.1(a) or 6.1(b) would not be satisfied or (y) there has been a Material Adverse Change and (ii) such breach or Material Adverse Change, as applicable, has not been cured in all material respects within twenty calendar days after written notice thereof to the Representative; provided that no cure period shall be required for a Material Adverse Change or a breach, which by its nature cannot be cured; provided, further, that Parent may not terminate this Agreement if any Buyer is, at such time, in material breach of this Agreement;

(b) by the Representative if (i) there is a material breach of any warranty, representation, covenant or obligation of the Buyers such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied and (ii) such breach has not been cured in all material respect within twenty calendar days after written notice thereof to Parent; provided that no cure period shall be required for a breach which by its nature cannot be cured; provided, further, that the Representative may not terminate this Agreement if any member of the Seller Group is, at such time, in material breach of this Agreement;

(c) by the mutual written consent of the Buyers and the Representative; or

(d) by either Buyers or the Representative if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to June 30, 2012; provided, however, that the right to terminate this Agreement under this clause (d) shall not be available to any party whose breach of this Agreement has been the primary cause of, or resulted in, the failure of a condition to the Closing to be satisfied.

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a) or 9.1(d), Parent shall deliver to the Representative a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Representative wishes to terminate this Agreement pursuant to Section 9.1(b) or 9.1(d), the Representative shall deliver to the Buyers a written notice stating that the Seller Group is terminating this Agreement and setting forth a brief description of the basis on which the Seller Group is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all rights, remedies and obligations of the parties under this Agreement shall terminate and be void and of no further force and effect; provided, however, that:

(a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in this Section 9.3 and Article X of this Agreement;

(b) the parties shall, in all events, remain bound by the terms and provisions of the Confidentiality Agreement; and

(c) the parties shall, in all events, remain liable for any liabilities related to any breach of this Agreement and all legal remedies of the other parties in respect of any such breach shall survive such termination unimpaired; provided, that the Buyers, on the one hand, and the Sellers, on the other hand, shall only be entitled to receive the actual expenses, fees and costs incurred in connection with the negotiation of this Agreement and the Contemplated Transactions with respect to any claim for any Liabilities arising out of or related to such breach of this Agreement by any Seller or any Buyer, respectively; provided, however, that the immediately preceding clause and limitation on damages shall not apply to any Liabilities arising out of, related to or in connection with the willful and knowing breach of this Agreement, which shall be uncapped.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a nationally recognized overnight courier or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Buyers:	with a copy to: (which shall not constitute notice)

Fossil, Inc. 2280 North Greenville Avenue Richardson, Texas 75082 Attention: General Counsel Facsimile: (972) 498-9615	Haynes and Boone, LLP 2323 Victory Avenue Suite 700 Dallas, Texas 75219 Attention: Tom D. Harris Facsimile: (214) 200-0464

if to the Representative or to any member of the Seller Group:	with a copy to: (which shall not constitute notice)

Charlotte K. Jorst 640 Maestro Drive Reno, Nevada 89511 Facsimile: (775) 851-1569	Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Attention: Doug Cogen Kris Withrow Facsimile: (650) 938-5200

10.2 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party (as defined below) will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A party will be considered the “Prevailing Party” if: (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

10.3 Brokers. Each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

10.4 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

10.5 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

10.6 Severability. Subject to Section 8.1(e) the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

10.7 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any member of the Seller Group or Buyers without the prior written consent of Buyers or the Representative, as applicable, and any purported assignment or delegation in violation hereof will be null and void; except that any Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent or to any direct or indirect successor to all or substantially all of the assets or business of Parent, but no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, and to the extent provided in Article VII, the Buyer Parties and the Seller Parties.

10.8 Entire Agreement, Amendment. This Agreement, the Related Agreements and the related documents contained as Exhibits and Schedules (as the same may be supplemented as provided herein) hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Sellers contained in any schedule (as the same may be supplemented as provided herein), certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Sellers under this Agreement. The Exhibits, Schedules (as the same may be supplemented as provided herein) and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

10.9 Specific Performance, Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity. Parent hereby guarantees to the Sellers, the due and punctual observance, performance and discharge of the payment obligations of each of Fossil Europe and Fossil HK with respect to the portion of the Cash Purchase Price (subject to adjustment pursuant to Section 1.3) payable by such Buyer pursuant to the terms of this Agreement.

10.10 Appointment of Representative as Sellers’ Attorney-in-Fact. Each Seller hereby constitutes and appoints the Representative its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to take any action for each such Seller and in such Seller’s name, place and stead, in any and all capacities, including in connection with Article VI and Article VII and Section 9.1 and Section 10.7. If Charlotte K. Jorst or any successor to Charlotte K. Jorst is, for any reason, unable or unwilling to act or continue to act as the Representative, then Sellers will promptly appoint another individual to act as successor hereunder, and promptly notify Buyers of such appointment. Any notice given to the Representative pursuant to the provisions of this Section 10.10 will be deemed for all purposes to be notice to each Seller. Without limiting the other provisions of this Section 10.10, with respect to the indemnification obligations set forth in Article VII, the Representative is hereby fully empowered to determine in its sole and absolute discretion the terms and conditions of any settlement of a Claim and any document, agreement or instrument that the Representative may execute pursuant hereto. Each Seller acknowledges and agrees that any such action taken or document executed by the Representative in accordance with this Agreement will be binding on each Seller and their respective successors and permitted assigns. Each Seller acknowledges and agrees that the powers and authority granted to the Representative are coupled with an interest and will be irrevocable and remain in full force and effect until the expiration of the indemnification obligations set forth herein.

10.11 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.12 Jurisdiction; Service of Process. Any action or other proceeding seeking to enforce any provision of or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas or, if such party has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the exclusive personal jurisdiction of such court(s) (and of the appropriate appellate courts) in any such action or other proceeding and waives any objection to venue and jurisdiction laid therein. Process in any action or other proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.13 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

10.14 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described.

10.15 No Other Representations. Each party has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Companies and the Company Subsidiaries or Parent and its Subsidiaries, as the case may be. The parties hereto specifically acknowledge and agree that except for the representations and warranties contained in this Agreement, no party nor any other Person on behalf of any such party makes, or has made, any other express or implied representation or warranty with respect to (i) the Seller Group or the Company Subsidiaries, (ii) Parent or its Subsidiaries or (iii) the Contemplated Transactions, as the case may be.

10.16 Provision Representing Legal Representation. It is acknowledged by each of the parties hereto that each of the members of the Seller Group has retained Fenwick & West LLP (“F&W”) to act as its counsel in connection with the transactions contemplated hereby and that F&W has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of F&W for conflict of interest or any other purposes as a result thereof. Each Buyer and each of the Companies hereby agree that, in the event that a dispute arises after the Closing between any Seller and Parent (and its Affiliates, including the Companies and the Company Subsidiaries), F&W may represent the Sellers in such dispute even though the interests of the Sellers may be directly adverse to the Buyers, the Companies or any of their respective Subsidiaries, and even though F&W formerly may have represented the Companies or any of their respective Subsidiaries in a matter substantially related to such dispute.

10.17 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 10.17.

(a) The term “Active Employee” means any employee of the Companies or any Company Subsidiary who is actively working as of the date hereof. Without limiting the foregoing, any employee of the Companies or any Company Subsidiary who is on a leave of absence of any nature as of the date hereof will not be considered an Active Employee.

(b) The term “Affiliate” shall have the meaning given to such term in Rule 405 of the Securities Act.

(c) The term the “Albrechtslund Amendment” means the Amendment to the Albrechtslund Employment Agreement, dated January 9, 2012, between Steen Albrechtslund (“Albrechtslund”) and Skagen HK.

(d) The term the “Albrechtslund Bonus Amount” means an amount equal to the Albrechtslund Cash Bonus Amount (as defined in the Albrechtslund Amendment) and the Albrechtslund Stock Bonus Amount (as defined in the Albrechtslund Amendment), which is payable pursuant to the terms of the Albrechtslund Amendment.

(e) The term the “Albrechtslund Employment Agreement” means that certain Employment Agreement, dated as of January 1, 2010, entered into between Albrechtslund and Skagen HK, as amended by that certain Addendum to employment agreement, dated October 27, 2011, and further amended by the Albrechtslund Amendment.

(f) The term the “Albrechtslund Parent Employment Agreement” means that certain Employment, Noncompetition and Nonsolicitation Agreement, dated as of January 9, 2012, by and between Fossil Asia Pacific, Ltd. and Albrechtslund.

(g) The term “Antitrust Law” means the HSR Act and all other Laws that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition; (ii) foreign investment; or (iii) mergers, acquisitions or joint ventures between businesses that meet the jurisdictional thresholds set out in those Laws.

(h) The term “Asset” means any and all tangible and intangible assets used in, generated by or associated with the Business.

(i) The term “Associate” shall have the meaning given to such term in Rule 405 of the Securities Act.

(j) The term “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which the Federal Reserve Bank of New York is generally permitted or required to be closed.

(k) The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(l) The term “dollar” or “$” means U.S. dollars.

(m) The term “Earnout Period” means the twelve month period beginning on the first day of Parent’s first fiscal month that is at least 30 days after the Closing and ending on the last day of the twelfth fiscal month thereafter. For example, and not by way of limitation, if the Closing occurs on February 1, 2012, Parent’s first fiscal month at least one full fiscal month thereafter would begin on the April 1, 2012 and the twelfth fiscal month thereafter would end on March 30, 2013.

(n) The term “Family” of an individual shall include, without limitation, (a) the individual, (b) the individual’s spouse and former spouses, if any, (c) any other natural person who is related to the individual or the individual’s spouse or former spouses, if any, within the second degree of consanguinity and who resides with such individual.

(o) The term “Hong Kong” means The Hong Kong Special Administrative Region of the People’s Republic of China.

(p) The term “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(q) The term “Immaterial Breach” shall have the meaning set forth on Schedule 10.17(q).

(r) The term “include“ or “including” or any derivative of such terms shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(s) The term “Inventories“ means all inventory related to the Business and shall also exclude items that are customarily not inventoried by the Business or are not reflected in the historical accounting records of the Business. For the purposes of determining Inventories as of the Closing in connection with the calculation of the Working Capital, the cost of the Inventory shall be determined on the basis of its historical cost, determined on a first in, first out basis, (net of required reserves that have been determined in accordance with GAAP, DKSA or HKFRS, as the case may be, and in the manner consistent with amounts historically recorded on the balance sheets of the Business) except that Inventory that is not usable or saleable in the ordinary course of business, and Inventory that otherwise does not conform to the representation and warranty set forth in Section 3.8(e) herein, will be assigned no value in the Inventory.

(t) The term “Key Employee” shall refer to Henrik Jorst, Charlotte Jorst and Steen Albrechtslund.

(u) The terms “Knowledge” and “known” and words of similar import mean:

(i) with respect to the Seller Group, the Seller Group will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Seller Group, if any of the individuals set forth on Schedule 10.17(u) (collectively, the “Knowledge Parties”) has actual knowledge of such matter after conducting reasonable inquiry of the appropriate management level employees responsible for such subject matter;

(ii) with respect to an individual Seller, such Seller will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by such Seller, if such Seller or any Affiliate of such Seller that is a Knowledge Party has actual knowledge of such matter after conducting reasonable inquiry of the appropriate management level employees responsible for such subject matter; and

(iii) with respect to Buyers, Buyers will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyers, if any of Kosta Kartsotis, Mike Kovar or Randy Hyne has actual knowledge of such matter.

(v) The term “Lien” means any lien, claim, pledge, security interest, charge, spousal interest (community or otherwise), or other encumbrance or claim of any nature (other than non-exclusive licensees).

(w) The term “Material Interest” shall mean any direct or indirect beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act)) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(x) The term “Ordinary Course Obligations” means recurring Liabilities incurred in the normal course of operation of the Business, consistent with past practice, but does not include any Liabilities resulting from a violation of Law or any Liabilities under an agreement that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default) under such agreement.

(y) The term “Permitted Lien” means (i) liens for current Taxes not yet due and liens for Taxes being contested in good faith, as to which appropriate reserves have been established by such Person in its books and records, (ii) minor imperfections of title and encumbrances on real property that do not interfere with the present use or value or insurability of such real property, (iii) liens imposed by Law that have arisen in the ordinary course of business (such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and liens to secure obligations to landlords, lessor or renters under leases or rental agreements) that, individually or in the aggregate, are not material, do not materially detract from the value of the assets subject thereto or materially impair the operations of the Business, (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (v) zoning, entitlement and other land use regulations or building codes promulgated by any Governmental Body which are not violated by the current use or occupancy of the real property in any material respect and (vi) with respect to any leased real property, any Liens on the underlying fee estate relating to such leased real property.

(z) The term “Related Party” shall mean with respect to the Companies (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with a Company, (ii) any Person that holds a Material Interest in a Company, (iii) each Person that serves, or at any time since January 1, 2007 served, as a partner, executive officer (as defined in Rule 405 promulgated under the Securities Act and Rule 3b-7 promulgated under the Exchange Act), a director, or a nominee for director of a Company, (iv) any Person in which a Company holds a Material Interest, and (v) with respect to any individual described in clause (ii) or (iii) (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a partner, executive officer, a director, or a nominee for director.

(aa) The term “SEC” means the U.S. Securities and Exchange Commission.

(bb) The term “Seller Group” means collectively the Companies and the Sellers.

(cc) The term “Skagen US Sellers” means the stockholders of Skagen US.

(dd) The term “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries

(ee) The term “U.S.” means the United States of America.

(ff) The term “Working Capital“ means, without duplication, the current assets (including all cash and cash equivalents, inventory, accounts receivable (net of all related reserves), prepaid expenses, deposits and credits for any loans made by such Company to any other Company and/or Company Subsidiary) of the Companies and the Company Subsidiaries less the current liabilities (including all accounts payable and deferred revenue) of the Companies and the Company Subsidiaries, in each case, consistent with the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Latest Balance Sheet; provided, that current liabilities shall include (x) any unpaid amounts in respect of (i) the Albrechtslund Bonus Amount, (ii) the bonus amounts set forth on Schedule 5.19, and (iii) the Transaction Expenses (only to the extent such Transaction Expenses were not paid at, or prior to, Closing whether by Sellers or the Companies or by Buyers in accordance with Section 1.6(s)), and (y) all outstanding indebtedness of the Companies (including any mortgages and any indebtedness solely among the Companies and/or any of the Company Subsidiaries, but excluding any indebtedness paid by the Buyers in accordance with Section 1.6(c)). For the avoidance of doubt, the Preliminary Closing Balance Sheet and Preliminary Working Capital shall take into account all covenants and agreements set forth in this Agreement by the Companies and the Company Subsidiaries, including those requiring the Companies and Company Subsidiaries to distribute surplus cash and pay off all indebtedness, and nothing in this definition of Working Capital shall affect the Seller Group’s obligation as specified in this Agreement to cause the Companies and the Company Subsidiaries to be free of surplus cash and all indebtedness at Closing.

(gg) In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section
Active Employee	10.17(a)
Adjusted Cash Purchase Price	1.3(a)
Affiliate	10.17(b)
Agreement	Preamble
Aggregate Working Capital Payment Amount	1.3(e)
Albrechtslund	10.17(c)
Albrechtslund Amendment	10.17(c)
Albrechtslund Bonus Amount	10.17(d)
Albrechtslund Employment Agreement	10.17(e)
Albrechtslund Parent Employment Agreement	10.17(f)
Anti-Bribery Laws	3.21
Antitrust Law	10.17(g)
Asset	10.17(h)
Associate	10.17(i)
Business	Recitals
Business Contracts	3.16(a)
Business Day	10.17(j)
Buyers	Preamble
Buyers Disclosure Schedule	Article IV
Buyer Documents	4.2
Buyer Parties	7.1
Cap	7.1
Cash Purchase Price	1.2(a)
CERCLA	3.19(b)
Claim	7.5
Claim Amount	7.5
Claim Notice	7.5
Closing	1.5
Closing Balance Sheet Dispute Deadline	1.3(b)
Closing Balance Sheet Dispute Notice	1.3(b)
Closing Date	1.5
Code	3.5(c)
Companies Disclosure Schedule	Article III
Company or Companies	Preamble
Company Documents	3.2(a)
Company Owned IP	3.18(e)
Company Registered IP	3.18(a)
Company Subsidiary	3.1(d)
Competing Product/Service	8.1(a)
Competing Transaction	5.9
Confidential Information	5.10
Confidentiality Agreement	5.10
Contemplated Transactions	Article II
Contract	2.6
Control	10.17(k)
Controlling Party	7.6(d)
Deductible	7.1
De Minimis Basket	7.1

Defined Term	Section
DFSA	3.9(a)
DOJ	5.4(b)
Dollar	10.17(l)
Earnout Common Stock Issuance Date	1.2(c)
Earnout Period	10.17(m)
Earnout Period Net Sales	1.4(a)
Earnout Shares	1.2(c)
Effect	3.9(a)
Effective Time	1.5
Employee Benefit Plans	3.15(a)
Environmental Documents	3.19(a)
Environmental Law	3.19(b)
Environmental Liabilities	3.19(c)
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Escrow Account	7.7
Escrow Agent	7.7
Escrow Agreement	7.7
Escrow Amount	1.2(a)(ii)
Exchange Act	1.7(c)
F&W	10.16
Family	10.17(n)
FCPA	3.21
Final Adjusted Cash Purchase Price	1.3(e)
Final Closing Balance Sheet	1.3(b)
Final Working Capital	1.3(e)
Financial Statements	3.8(a)
Flow of Funds Memorandum	1.2(a)(i)
Fossil Europe	Preamble
Fossil HK	Preamble
FTC	5.4(b)
GAAP	1.3(a)
Governmental Body	3.7
Hazardous Substance	3.19(d)
HKFRS	3.9(a)
Hong Kong	10.17(o)
HSR Act	10.17(p)
Impartial Accounting Firm	1.3(c)
Immaterial Breach	10.17(q)
include/including	10.17(r)
Indemnified Party	7.5
Indemnifying Party	7.5
Initial Payment Amount	1.2(a)(i)
Intellectual Property	3.18(b)
Inventories	10.17(s)

Defined Term	Section
IRS	3.15(g)
Key Employee	10.17(t)
Knowledge/known	10.17(u)
Knowledge Parties	10.17(u)
Latest Balance Sheet	3.8(a)
Latest Balance Sheet Date	3.8(a)
Laws	3.12(a)
Liabilities	3.8(b)
Lien	10.17(v)
Litigation	3.11
Losses	7.1
Material Adverse Change	3.9(a)
Material Customer	3.17(a)
Material Interest	10.17(w)
Material Supplier	3.17(b)
Non-Competition Period	8.1(a)
Order	3.11
Ordinary Course Obligations	10.17(x)
Owned Real Property	3.5(a)
Parent	Preamble
Parent Common Stock	1.2(b)
Payoff Letters	1.6(o)
Permits	3.13
Permitted Exceptions	3.5(b)
Permitted Lien	10.17(y)
Person	3.11
Post-Closing Date Period	7.8(a)
Pre-Closing Date Period	7.8(a)
Pre-Closing Period	5.1
Preliminary Closing Balance Sheet	1.3(a)
Preliminary Working Capital	1.3(a)(i)
Purchase Price Allocation	1.8
Purchase Price Shares	1.2(b)
Purchased Stock	Recitals
RCRA	3.19(b)
Related Agreements	Article II
Related Party	10.17(z)
Representative	Preamble
Rule 144	1.7(b)
§338(h)(10) Election	1.9(a)
§338(g) Election	1.9(a)
S corporation	3.10(l)
SEC	10.17(aa)
SEC Reports	4.6

Defined Term	Section
Securities Act	1.7(b)
Seller/Sellers	Preamble
Seller Documents	2.1
Seller Group	10.17(bb)
Seller Representatives	5.9
Seller Parties	7.2
Shares	3.3(c)
Skagen Europe	Preamble
Skagen Europe Shares	3.3(b)
Skagen HK	Preamble
Skagen HK Shares	3.3(c)
Skagen US	Preamble
Skagen US Sellers	10.17(cc)
Skagen US Shares	3.3(a)
Special Indemnification Representations	7.1
Subsidiary	10.17(dd)
Target Working Capital	1.3(a)(i)
Tax /Taxes	3.10(n)
Tenant	3.5(d)
Tenant Leases	3.5(d)
Third Party Claim	7.5
Third Party Payoff Letters	5.13
Transaction Expenses	5.8
Unresolved Claims	7.7
U.S.	10.17(ee)
Working Capital	10.17(ff)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYERS:

FOSSIL INC.

By:	/s/ Kosta N. Kartsotis
Name:	Kosta N. Kartsotis
Title:	Chairman and CEO

FOSSIL EUROPE B.V.

By:	/s/ Hans-Peter Gehmacher
Name:	Hans-Peter Gehmacher
Title:	Director

FOSSIL (EAST) LIMITED

By:	/s/ Randy Charles Belcher
Name:	Randy Charles Belcher
Title:	Managing Director

SKAGEN US:

SKAGEN DESIGNS, LTD.

By:	/s/ Henrik Jorst
Name:	Henrik Jorst
Title:	Secretary

SKAGEN HK:

SKAGEN DESIGNS LIMITED

By:	/s/ Steen Albrechtslund
Name:	Steen Albrechtslund
Title:	Group Managing Director

Signature Page to Purchase Agreement

SELLERS:

HENRIK JORST

/s/ Henrik Jorst

CHARLOTTE K. JORST

/s/ Charlotte Jorst

THE HENRIK JORST FAMILY 1997 TRUST DATED JUNE 26, 1997

By:	/s/ Henrik Jorst
Name:	Henrik Jorst
Title:	Trustee

By:	/s/ Charlotte Jorst
Name:	Charlotte K. Jorst
Title:	Trustee

THE CHRISTINE JORST 2010 TRUST U/D/T DECEMBER 16, 2010

By:	/s/ Melvin L. Williams
Name:	Melvin L. Williams
Title:	Trustee

THE CAMILLA JORST 2010 TRUST U/D/T DECEMBER 16, 2010

By:	/s/ Melvin L. Williams
Name:	Melvin L. Williams
Title:	Trustee

Signature Pages to Purchase Agreement

THE REPRESENTATIVE:

/s/ Charlotte K. Jorst
Charlotte K. Jorst

Signature Pages to Purchase Agreement

Exhibits

A	Form of Director and Officer Release
B	Forms of Employment Agreement
C	Form of Closing Certificate of the Trustees of the Sellers that are Trusts
D	Form of Secretary’s Certificate of the Companies
E	Form of Chief Executive Officer and Chief Financial Officer’s Certificate of the Companies
F	Form of Escrow Agreement

Attached Schedules

A	Ownership of Shares by Sellers and Purchased Stock Transfers and Percentage of Purchase Price
B	Purchase Price Allocation Methodology

Disclosure Schedules

1.2(a)	Flow of Funds Memorandum
1.6(d)	Directors and Officers of the Companies
2.2(b)	Consents
2.3	Ownership and Transfer of Purchased Stock
3.1	Foreign Qualifications/Assumed Names
3.2(b)	Record and Beneficial Ownership
3.3	Capitalization
3.5(a)	Assets
3.5(b)	Permitted Exceptions
3.5(d)	Tenant Leases
3.6	No Violation
3.8(a)	Financial Statements
3.9	Absence of Certain Changes
3.10(c)	Taxes
3.11	Litigation
3.13	Permits
3.14	Employee Matters
3.15(a)	Employee Benefit Plans
3.15(h)	Continuing Employee Benefits
3.16(a)	Business Contracts
3.16(b)	Terminated Business Contracts
3.16(c)	Status of Business Contracts
3.17(a)	Customers
3.17(b)	Suppliers
3.18(a)	Company Registered IP
3.18(b)	Intellectual Property
3.19	Environmental Matters
3.20	Competing Interests
3.22	Intercompany Services

3.23	Banking Accounts and Powers of Attorney
3.24	Insurance
4.4	Brokers
4.17	Consents
5.19	Pre-Closing Bonus Payments
6.1(c)	Antitrust Jurisdictions
10.17(q)	Immaterial Breach
10.17(u)	Knowledge Group